Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG:

SANOFI

LATOUR MERGER SUB, INC.

AND

KADMON HOLDINGS, INC.

DATED AS OF

SEPTEMBER 7, 2021

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

Exhibit A          Definitions
Exhibit B          Certificate of Incorporation of the Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”) is made and entered into as of September 7, 2021 (the “Agreement Date”) by and among Sanofi, a French société anonyme (“Parent”), Latour Merger Sub, Inc., a Delaware corporation and wholly owned indirect subsidiary of Parent (“Merger Subsidiary”), and Kadmon Holdings, Inc., a Delaware corporation (the “Company”).  Each of Parent, Merger Subsidiary and the Company are referred to herein as a “Party” and collectively as the “Parties”. Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, the parties hereto intend that, on the terms and subject to the conditions set forth herein, Merger Subsidiary shall merge with and into the Company, with the Company being the surviving corporation (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions, (iii) resolved to recommend that the Company’s stockholders adopt this Agreement and approve the Merger and (iv) directed that this Agreement be submitted to the Company’s stockholders for their adoption;

WHEREAS, each of the boards of directors of Parent and Merger Subsidiary has approved this Agreement and declared it advisable for Parent and Merger Subsidiary, respectively, to enter into this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein;

WHEREAS, Parent shall, or shall cause the direct holder of the stock of Merger Subsidiary to, immediately following execution and delivery of this Agreement, adopt this Agreement in its capacity as sole stockholder of Merger Subsidiary; and

WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I
THE MERGER

Section 1.1          The Merger.

(a)          Upon the terms and subject to the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of such conditions at the Closing), at the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with the Delaware General Corporation Law (the “DGCL”) whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”) as a wholly owned indirect Subsidiary of Parent.

(b)          The consummation of the Merger shall take place at a closing (the “Closing”) to be held remotely via electronic transmission of related documentation or similar means, on a date and at a time to be agreed upon by Parent and the Company, which date shall be no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of such conditions at the Closing), or at such other location, date and time as Parent and the Company shall mutually agree upon in writing.  The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

(c)          At the Closing, the Company shall file a certificate of merger in requisite and customary form and substance with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger.  The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware (or at such later time as may be mutually agreed to by the parties and as specified in the certificate of merger) (the time as of which the Merger becomes effective, the “Effective Time”).

(d)          From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under the DGCL.

Section 1.2          Conversion of Shares of Capital Stock.  At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Subsidiary, the Company or any holder of any shares of Company Common Stock, any holder of any shares of Convertible Preferred Stock or any shares of capital stock of Merger Subsidiary or Parent:

(a)          except as otherwise provided in Section 1.2(b), Section 1.2(c) or Section 1.4, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be cancelled and cease to exist and shall be converted into the right to receive $9.50 in cash, without interest (such amount, as may be adjusted in accordance with Section 1.10, the “Common Stock Merger Consideration”), and each holder of any such share of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 1.3;

(b)          each share of Company Common Stock held by the Company as treasury stock, and share of Company Common Stock owned by a wholly-owned Company Subsidiary or by Parent or its Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

(c)          each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

(d)          each share of Convertible Preferred Stock outstanding immediately prior to the Effective Time shall be cancelled and cease to exist and shall be converted into the right to receive an amount of cash, without interest, equal to the Convertible Preferred Liquidation Amount (the “Preferred Stock Merger Consideration” and, collectively with the Common Stock Merger Consideration, the Company Option Merger Consideration, the Company Stock Appreciation Right Consideration and Company Equity Appreciation Right Consideration, the “Merger Consideration”).

Section 1.3          Surrender and Payment.

(a)          Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of paying the Merger Consideration as provided in Section 1.2(a).  Parent shall provide (or shall cause to be provided) to the Exchange Agent, at or prior to the Effective Time, cash sufficient to pay the Merger Consideration in respect of (i) the certificates representing shares of Company Common Stock or Convertible Preferred Stock (the “Certificates”) and (ii) the uncertificated shares of Company Common Stock (the “Uncertificated Shares”) (but not any Merger Consideration in respect of any Dissenting Shares as of the Effective Time or, for the avoidance of doubt, the Company Option Merger Consideration, the Company Stock Appreciation Right Consideration, the Company Equity Appreciation Right Consideration or the Preferred Stock Merger Consideration) (such cash, the “Exchange Fund”).  If, for any reason (including losses) the Exchange Fund is inadequate to pay the Merger Consideration in respect of the Certificates and the Uncertificated Shares (excluding any Merger Consideration in respect of any Dissenting Shares as of the Effective Time or, for the avoidance of doubt, the Company Option Merger Consideration, the Company Stock Appreciation Right Consideration, the Company Equity Appreciation Right Consideration or the Preferred Stock Merger Consideration), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Exchange Agent sufficient to pay all such amounts, and Parent and the Surviving Corporation shall in any event be liable for the payment thereof.  All cash deposited with the Exchange Agent shall only be used for the purposes provided in this Agreement, or as otherwise agreed by the Company and Parent before the Effective Time.  Promptly after the Effective Time (but in no event later than five (5) Business Days after the Effective Time), Parent shall cause the Exchange Agent to send to each holder of shares of Company Common Stock at the Effective Time (other than Parent or any Subsidiary of Parent) a letter of transmittal, in form and substance reasonably acceptable to the Surviving Corporation, and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b)          Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share.  Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.  No interest or dividends will be paid or accrue on any Merger Consideration payable to holders of Certificates or Uncertificated Shares.

(c)          If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay in advance to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)          After the Effective Time, the transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock.  If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article I.

(e)          Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.3(a) that remains unclaimed by the holders of shares of Company Common Stock one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 1.3 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such shares without any interest thereon.  Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws.  Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)          The agreement with the Exchange Agent shall provide that the Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided, that (i) no such investment (including any losses thereon) shall relieve Parent or the Exchange Agent from making the payments required by this Article I, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) all such investments shall be in (w) short-term direct obligations of the United States of America, (x) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (y) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (z) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as directed by Parent.

(g)          Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 1.4          Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock canceled in accordance with Section 1.2(b) or converted in accordance with Section 1.2(c)) and shares of Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time and, in each case, held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with the DGCL (such shares being referred to collectively as the “Dissenting Shares”) shall not be converted into the right to receive the applicable Merger Consideration, but instead, at the Effective Time, by virtue of the Merger, shall cease to be outstanding and shall be canceled and cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto except such rights as are granted by the DGCL to a holder of Dissenting Shares; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to the DGCL, such shares of Company Common Stock or Convertible Preferred Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the applicable Merger Consideration in accordance with Section 1.2(a) or Section 1.2(d), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Uncertificated Share, as the case may be, in compliance with Section 1.3.  The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock or Convertible Preferred Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to participate in and control all negotiations and proceedings with respect to such demands under the DGCL consistent with the obligations of the Company thereunder.  Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.  From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of an equity owner of the Surviving Corporation or of a stockholder of Parent.

Section 1.5          Company Equity Awards.

(a)          Neither Surviving Corporation nor Parent shall assume any Company Options or substitute for any Company Option any option for Surviving Corporation or Parent stock, in connection with the Merger or any of the Transactions.  As of immediately prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of any holder of Company Options, (i) all Unvested Company Options (whether time and/or performance-based) which are outstanding as of immediately prior to the Effective Time shall fully vest and become exercisable, and become Vested Company Options, and (ii) to the extent not exercised prior to the Effective Time, each Vested Company Option and each formerly Unvested Company Option shall be canceled at the Effective Time, with the former holder of such canceled Company Option becoming entitled to receive in consideration of the cancellation of such Company Option, an amount in cash (without interest and subject to deduction for any required withholding as contemplated in Section 1.6) equal to:  (A) the excess, if any, of the Common Stock Merger Consideration over the exercise price per share of such Company Option; multiplied by (B) the number of shares of Company Common Stock underlying such Company Option (the “Company Option Merger Consideration”); provided, however, that, if the exercise price per share of any such Company Option is equal to or greater than the Common Stock Merger Consideration, such Company Option shall be canceled and terminated without any consideration in respect thereof. Parent shall cause the Surviving Corporation to pay the Company Option Merger Consideration, without interest thereon and subject to deduction for any required withholding as contemplated in Section 1.6, at the Effective Time or at the Company’s next ordinary course payroll date (but in no event later than twenty (20) Business Days after the Effective Time).

(b)          Neither Surviving Corporation nor Parent shall assume any Company Stock Appreciation Rights or Company Equity Appreciation Rights, or substitute for any Company Stock Appreciation Rights or Company Equity Appreciation Rights any stock appreciation right for Surviving Corporation or Parent stock, in connection with the Merger or any of the Transactions.  As of immediately prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of any holder of Company Stock Appreciation Rights or Company Equity Appreciation Rights, (i) all Unvested Company Stock Appreciation Rights and Unvested Company Equity Appreciation Rights (whether time and/or performance-based) which are outstanding as of immediately prior to the Effective Time shall fully vest and become exercisable, and become Vested Company Stock Appreciation Rights and Vested Company Equity Appreciation Rights, (ii) to the extent not exercised prior to the Effective Time, each Company Stock Appreciation Right, including each formerly Unvested Company Stock Appreciation Right, shall be canceled at the Effective Time, with the former holder of such canceled Company Stock Appreciation Rights becoming entitled to receive in consideration of the cancellation of such Company Stock Appreciation Rights, an amount in cash (without interest and subject to deduction for any required withholding as contemplated in Section 1.6) equal to:  (A) the excess, if any, of the Common Stock Merger Consideration over the exercise price per share of such Company Stock Appreciation Right; multiplied by (B) the number of shares of Company Common Stock underlying such Company Stock Appreciation Rights (the “Company Stock Appreciation Right Consideration”); and (iii) to the extent not exercised prior to the Effective Time, each Company Equity Appreciation Right, including each formerly Unvested Company Equity Appreciation Right, shall be canceled at the Effective Time, with the former holder of such canceled Company Equity Appreciation Rights becoming entitled to receive in consideration of the cancellation of such Company Equity Appreciation Rights, an amount in cash (without interest and subject to deduction for any required withholding as contemplated in Section 1.6) equal to:  (A) the excess, if any, of the Common Stock Merger Consideration over the grant price per share of such Company Equity Appreciation Right; multiplied by (B) the number of shares of Company Common Stock subject to such Company Equity Appreciation Rights (the “Company Equity Appreciation Right Consideration”); provided, however, that, if the exercise price or grant price per share, as applicable, of any such Company Stock Appreciation Right or Company Equity Appreciation Right is equal to or greater than the Common Stock Merger Consideration, such Company Stock Appreciation Rights or Company Equity Appreciation Rights shall be canceled and terminated without any consideration in respect thereof.  Parent shall cause the Surviving Corporation to pay the Company Stock Appreciation Rights Consideration and the Company Equity Appreciation Right Consideration, without interest thereon and subject to deduction for any required withholding as contemplated in Section 1.6, at the Effective Time or at the Company’s next ordinary course payroll date (but in no event later than twenty (20) Business Days after the Effective Time).

(c)          The Company Board (or, if appropriate, any committee thereof administering the Stock Plans) and the Company, as applicable, shall take such actions as are necessary to approve and effectuate the foregoing provisions of this Section 1.5, including making any determinations and/or resolutions of the Company Board or a committee thereof or any administrator of a Stock Plan as may be necessary; provided, however, that such actions shall not include the obligation to seek any consent, acknowledgement, representation, covenant or release from any holder of any Company Equity Award in connection therewith.

(d)          Promptly following the Agreement Date, the Company Board (or, if applicable, any committee thereof administering the Company ESPP) shall adopt such resolutions or take such other necessary actions to provide that, (i) with respect to any outstanding Offering Period(s) (as such term is defined in the Company ESPP) under the Company ESPP as of the Agreement Date, no participant in the Company ESPP may increase the percentage amount of his or her payroll deduction election in effect on the Agreement Date for such Offering Period and no new participants may participate in such Offering Period; (ii)  no new Offering Period shall be commenced under the Company ESPP on or after the Agreement Date; (iii) any Offering Period under the Company ESPP that does not end prior to the Effective Time shall terminate and a Subscription Date (as such term is defined in the Company ESPP) shall occur under the Company ESPP immediately prior to the Effective Time with respect to such Offering Period, in which case any shares of Company Common Stock purchased pursuant to such Offering Period shall be treated the same as all other shares of Company Common Stock in accordance with Section 1.2(a); and (iv) immediately prior to, and subject to the occurrence of the Effective Time, the Company ESPP shall terminate.

Section 1.6          Withholding Rights.  Notwithstanding any provision contained herein to the contrary, each of the Company, Exchange Agent, Surviving Corporation, Parent, Merger Subsidiary, their respective Affiliates, and any other applicable withholding agent shall be entitled to deduct and withhold from the amounts payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any applicable Law.  If the Company, Exchange Agent, Surviving Corporation, Parent, Merger Subsidiary, any of their respective Affiliates or other applicable withholding agent, as the case may be, so withholds, then such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Company, Exchange Agent, Surviving Corporation, Parent, any of their respective Affiliates, or other applicable withholding agent, as the case may be, made such deduction and withholding. All compensatory amounts subject to payroll reporting and withholding payable pursuant to or as contemplated by this Agreement shall be payable as promptly as possible through the Surviving Corporation’s payroll in accordance with applicable payroll procedures. The Person withholding pursuant to this Section 1.6 shall pay over such withheld amounts to the applicable Governmental Authority.

Section 1.7          Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the delivery by such Person of a written indemnity agreement in form and substance reasonably acceptable to Parent, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article I.

Section 1.8          Convertible Preferred Stock.  After the Agreement Date, the Company shall, in accordance with the Certificate of Designation, deliver notice to the holders of Convertible Preferred Stock notifying them of the Liquidation (as defined in the Certificate of Designation) in connection with the Merger. At Closing, Parent shall pay or cause to be paid Preferred Stock Merger Consideration to each holder of shares of the Convertible Preferred Stock.

Section 1.9          Warrants.  Prior to the Effective Time, the Company shall deliver to the holders of any Warrants notice required under the terms of the Warrant Documentation (if any). The Warrants outstanding immediately prior to the Effective Time (other than the Warrants that automatically become null and void as of the Effective Time if not exercised prior thereto, which shall expire in accordance with their terms if unexercised) shall remain outstanding immediately following the Effective Time and shall not be affected by the Merger (except for the effects specifically set forth in the Warrant Documentation).  The Surviving Corporation, and to the extent required under the applicable Warrant Documentation, Parent, shall comply with any obligations under the applicable Warrant Documentation.

Section 1.10          Adjustments to Merger Consideration.  The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend  (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, merger, issuer tender offer, exchange of shares or other like change with respect to Company Common Stock or Company Preferred Stock occurring on or after the Agreement Date and prior to the Effective Time, and such adjustment to the Merger Consideration shall provide to the holders of Company Common Stock, Convertible Preferred Stock and Company Equity Awards the same economic effect as contemplated by this Agreement prior to such action and shall, as so adjusted from and after the date of such event, be the Merger Consideration; provided, however, that nothing in this Section 1.10 shall be construed to permit the Company to take any action with respect to the Company Common Stock or Company Preferred Stock that is prohibited by the terms of this Agreement, including Section 5.2.

ARTICLE II
THE SURVIVING CORPORATION

Section 2.1          Certificate of Incorporation.  At the Effective Time, the certificate of incorporation of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (except that all references to the name of Merger Subsidiary therein shall be modified to refer to the name of the Company), as set forth on Exhibit B, until thereafter amended in accordance with the DGCL and such certificate of incorporation.

Section 2.2          Bylaws.  At the Effective Time, the bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (except that all references to the name of Merger Subsidiary therein shall be modified to refer to the name of the Company), until thereafter amended in accordance with the DGCL and such bylaws.

Section 2.3          Directors and Officers.

(a)          The directors of the Surviving Corporation shall from and after the Effective Time until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation be the respective individuals who are directors of Merger Subsidiary immediately prior to the Effective Time.

(b)          The officers of the Surviving Corporation shall from and after the Effective Time until their successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation be the respective individuals who are officers of Merger Subsidiary immediately prior to the Effective Time.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) disclosed in the Company SEC Reports that are publicly available on the internet website of the SEC after January 1, 2019 and prior to the Agreement Date (excluding in each case any disclosures contained therein (other than those disclosures which relate to specific historical events or circumstances affecting the Company) under the captions “Risk Factors,” “Safe Harbor Cautionary Statement,” “Quantitative or Qualitative Disclosures About Market Risk” and any other disclosures contained therein to the extent they are predictive, cautionary or forward-looking in nature) or (ii) set forth in the disclosure letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular Section shall be deemed to be disclosed in reference to any other applicable Section if the disclosure in respect of the particular Section is sufficient on its face to inform Parent of the applicability of such disclosure to such other Section) delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Merger Subsidiary and Parent as follows:

Section 3.1          Organization.  Each of the Company and the Subsidiaries of the Company (the “Company Subsidiaries”) (i) is a corporation, limited liability company, limited partnership or other legal entity duly organized, validly existing and (ii) where applicable, in good standing under the Laws of the jurisdiction of its organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be in good standing (to the extent applicable) would not reasonably be expected to have a Company Material Adverse Effect.  Each of the Company and the Company Subsidiaries has all requisite corporate or similar power and authority to enable it to own, operate and lease its properties, own and use its assets and to carry on its business as now conducted, except for such power and authority, the lack of which, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect.  The copies of the certificate of incorporation, bylaws of the Company and the Certificate of Designation which are incorporated by reference as exhibits to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2020 (the “Company Charter Documents”) are complete and correct copies of such documents and contain all amendments thereto as in effect on the Agreement Date. The Company is not in material violation of any of the provisions of the Company Charter Documents.

Section 3.2          Capitalization.

(a)          The authorized capital stock of the Company consists of (i) 400,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share, (“Company Preferred Stock”) of which 10,000,000 shares are designated as 5% Convertible Preferred Stock (the “Convertible Preferred Stock”). As of the close of business on August 31, 2021 (the “Capitalization Date”):  (A) 173,331,781 shares of Company Common Stock were issued and outstanding; (B) 28,708 shares of Convertible Preferred Stock were issued or outstanding and no other shares of Company Preferred Stock were issued or outstanding; (C) no shares of Company Common Stock were held by the Company in its treasury; (D) there were outstanding Company Options to purchase 24,531,686 shares of Company Common Stock; (E) 655,000 Company Stock Appreciation Rights were outstanding; (F) 9,750 Company Equity Appreciation Rights were outstanding; (G) 1,885,462 shares of Company Common Stock were reserved for the future grant of Company Equity Awards under the Stock Plans (excluding shares reserved for issuance upon exercise of the Company Options); (H) 2,140,934 shares of Company Common Stock were reserved for future issuance under the Company ESPP; (I) 10,282,118 shares of Company Common Stock were issuable upon the exercise of Warrants; and (J) 34,507,560 shares of Company Common Stock were issuable upon the conversion of the Convertible Notes.  Such issued and outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Stock Plan, the Company ESPP, the Warrants, the Convertible Notes, the Convertible Preferred Stock or as contemplated or permitted by this Agreement will be when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid, nonassessable and not subject to (or issued in violation of) any preemptive or similar rights other than the Capped Call Transactions, the Convertible Notes and the Convertible Preferred Stock.  There are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any Equity Interests of the Company.  Other than the Company Common Stock and the Convertible Preferred Stock, there are no outstanding bonds, debentures, notes or other Indebtedness or securities of the Company having the right to vote (or, other than the outstanding Company Equity Awards, Convertible Notes, Convertible Preferred Stock, and Warrants, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.  Neither the Company nor any Company Subsidiary is a party to any voting agreement with respect to any Equity Interests of the Company or any Company Subsidiary.  Section 3.2(a) of the Company Disclosure Letter sets forth, as of the Capitalization Date, a list of the holders of Company Equity Awards, including (to the extent applicable) the date on which each such Company Equity Award was granted, the number of shares of Company Common Stock subject to such Company Equity Award, the expiration date of such Company Equity Award, the price at which such Company Equity Award may be exercised (if any) under an applicable Stock Plan and the vested or unvested status of such Company Equity Award.

(b)          Except as set forth in Section 3.2(a) and in Section 3.2(a) of the Company Disclosure Letter, and other than pursuant to the terms of the Convertible Notes, the Convertible Preferred Stock and the Warrants, as of the Capitalization Date, no (i) shares of capital stock or other voting securities of, (ii) other equity or voting interests in, (iii) securities convertible into or exchangeable for, or options, warrants or other rights to acquire or receive any, capital stock, voting securities or other equity interests in or (iv) stock appreciation rights, “phantom” stock rights or other rights that give the holder thereof any economic or voting interest of a nature accruing to the holders of capital stock in (clauses (i), (ii), (iii) and (iv), collectively, “Equity Interests”) the Company were issued, reserved for issuance or outstanding.  Except as set forth in Section 3.2(a) of the Company Disclosure Letter or pursuant to the terms of the Convertible Notes or Warrants, as of the Capitalization Date, there are no outstanding commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound (A) obligating the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Interests in the Company or any of the Company Subsidiaries or (B) obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such commitment, agreement, arrangement or undertaking.

(c)          The Company has made available to Parent true and correct forms of the Capped Call Documentation and the Warrant Documentation.

Section 3.3          Authorization; No Conflict.

(a)          The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions are within the Company’s corporate powers and, subject to the adoption of the Agreement by the holders of a majority of the voting power of the outstanding shares of Company Common Stock and the outstanding shares of the Convertible Preferred Stock, voting together with the Company Common Stock on an as-converted basis, entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Company Stockholder Approval”), have been duly authorized by all necessary corporate action on the part of the Company.  The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent and Merger Subsidiary, this Agreement constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)          The Company Board, by resolutions adopted at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement (including the “agreement of merger,” as such term is used in Section 251 of the DGCL, contained herein) and the Transactions, (iii) resolved, subject to Section 5.3, to recommend that the Company’s stockholders adopt this Agreement and approve the Merger (such recommendation, the “Company Board Recommendation”) and (iv) directed that this Agreement be submitted to the Company’s stockholders for their adoption, which such resolutions, subject to Section 5.3, have not been rescinded, modified or withdrawn in any way.

(c)          The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of or filing with any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and competition, merger control, antitrust or similar applicable Law of any jurisdiction outside of the United States (“Foreign Antitrust Laws”), (iii) compliance with any applicable requirements of the Securities Act and the Exchange Act, (iv) compliance with any applicable rules of Nasdaq, and (v) any additional actions or filings, except those that the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)          The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Company Charter Documents, (ii) assuming compliance with the matters referred to in Section 3.3(c), contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (iii) assuming compliance with the matters referred to in Section 3.3(c), require any consent or other action by any Person under, result in any breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or the loss of any benefit to which the Company or any of the Company Subsidiaries is entitled under, any Company Material Contract, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of the Company Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)          The Company Stockholder Approval is the only vote of the holders of any class or series of Equity Interests of the Company necessary to adopt this Agreement.

Section 3.4          Subsidiaries.

(a)          Section 3.4 of the Company Disclosure Letter sets forth, as of the Agreement Date, a complete and accurate list and the Equity Interest of each Person that is owned, directly or indirectly, by the Company and their respective jurisdictions of organization.

(b)          All of the outstanding Equity Interests in each Company Subsidiary are, where applicable, duly authorized, validly issued, fully paid, nonassessable and not subject to (or issued in violation of) any preemptive or similar rights, and such Equity Interests are owned by the Company or by a Company Subsidiary free and clear of any Liens (other than Permitted Liens) or limitations on voting rights.  There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the Equity Interests of any Company Subsidiary.

(c)          The Company has not agreed and is not obligated to make, and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(d)          The Company has delivered or made available to Parent accurate and complete copies of the certificate of incorporation and bylaws (or equivalent organizational documents, as applicable) of the Company Subsidiaries, in each case as in effect on the date hereof. None of the Company Subsidiaries are in material violation of any of the provisions of their certificate of incorporation and bylaws (or equivalent organizational documents, as applicable).

Section 3.5          SEC Reports and Financial Statements.

(a)          Since January 1, 2018, the Company has timely filed or furnished with the United States Securities and Exchange Commission (the “SEC”) all reports, schedules, forms, registration statements, definitive proxy statements and other documents (including exhibits and all information incorporated by reference) required to be filed or furnished by the Company with the SEC (such documents, together with any documents filed or furnished, as applicable, by the Company with the SEC during such period on a voluntary basis, the “Company SEC Reports”).  As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the Agreement Date, the Company SEC Reports (i) complied in all material respects as to form with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b)          The consolidated balance sheets and the related consolidated statements of comprehensive income, changes in stockholders’ equity and cash flows (including, in each case, any related notes and schedules thereto) of the Company contained in the Company SEC Reports, as of their respective dates of filing with the SEC (or, if such Company SEC Reports were amended prior to the Agreement Date, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and present fairly in all material respects the consolidated financial position and the consolidated results of operations, cash flows and stockholders’ equity of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments), except to the extent that information contained in such Company SEC Report has been reviewed, amended, modified or supplemented (prior to the date of the Agreement) by a subsequent Company SEC Report.

(c)          Neither the Company nor any of the Company Subsidiaries has any liabilities required by GAAP to be set forth on a consolidated balance sheet of the Company, except: (i) liabilities reflected or reserved against in the consolidated balance sheet (or the notes thereto) of the Company as of December 31, 2020 included in the Company SEC Reports (the “Balance Sheet”), (ii) liabilities incurred after December 31, 2020 in the ordinary course of business, (iii) liabilities incurred in connection with the Transactions, (iv) executory obligations under any Contract (none of which is a liability for a breach thereof); provided that, with respect to Company Material Contracts in effect on the Agreement Date, such Contract was made available to Parent prior to the Agreement Date and, with respect to Contracts entered into subsequent to the Agreement Date, such Contract was entered into in accordance with Section 5.2, or (v) liabilities that would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(d)          The Company maintains, and at all times since January 1, 2018, has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which  is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and include those policies and procedures that pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of assets of the Company and provide reasonable assurance: (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed only in accordance with the authorization of management and directors of the Company and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements.  As of the Agreement Date, neither the Company nor the Company’s independent registered public accounting firm has identified or been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over financial reporting, in each case that has not been subsequently remediated.

(e)          The Company maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are designed to ensure that (i) all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(f)          The Proxy Statement (including any amendment or supplement thereto), at the time first sent or given to the stockholders of the Company and at the time of the Stockholders Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements in the Proxy Statement (including any amendment or supplement thereto), in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Subsidiary.

(g)          Neither the Company nor any of the Company Subsidiaries is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company’s Subsidiaries in the Company’s published financial statements or other Company SEC Reports.

(h)          As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports.  To the Knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(i)          The Company is in compliance in all material respects with the applicable listing rules and policies of Nasdaq.

Section 3.6          Absence of Material Adverse Changes, etc.  Between December 31, 2020 and the Agreement Date, (i) except for actions expressly contemplated by this Agreement, the Company and the Company Subsidiaries have conducted their business in all material respects in the ordinary course of business consistent with past practice; (ii) the Company and the Company Subsidiaries have not taken any actions that, if taken after the Agreement Date, would require Parent’s consent pursuant to Section 5.2(b); and (iii) there has not been or occurred any event, condition, change, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.7          Litigation.  There are no Legal Proceedings (other than investigations) pending or, to the Knowledge of the Company, threatened, to which the Company or any of the Company Subsidiaries is a party, or, to the Knowledge of the Company, against any present or former officer, director or employee of the Company or any Company Subsidiary in such individual’s capacity as such that, individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect.  There are no Orders outstanding against the Company or any of the Company Subsidiaries that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, as of the date hereof, no investigation or review by any Governmental Authority with respect to the Company or any Company Subsidiary is pending or is being threatened, other than any investigations or reviews that would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.8          Broker’s or Finder’s Fees.  Except for Moelis and Company LLC and Cantor Fitzgerald & Co. or any of their respective Affiliates (each a “Company Financial Advisor” and collectively, the “Company Financial Advisors”), no agent, broker, Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any advisory or broker’s or finder’s or other similar fee or commission from any of the parties hereto in connection with any of the Transactions.  The Company has made available to Parent accurate and complete copies of any agreements with the Company Financial Advisors.

Section 3.9          Employee Plans.

(a)          Section 3.9(a) of the Company Disclosure Letter sets forth a complete and accurate list as of the Agreement Date of each material Company Plan (other than any offer letter or other employment Contract that is terminable “at-will” or following a notice period imposed by applicable Law and does not provide for severance, equity or equity-based compensation or retention, change of control, transaction or similar bonuses other than severance payments required to be made by the Company or any Company Subsidiaries under applicable foreign Law).

(b)          With respect to each material Company Plan (excluding for this purpose offer letters that do not materially deviate from the Company’s standard form), the Company has made available to Parent a true and correct copy of, as applicable:  (i) each written Company Plan and all amendments thereto, if any, or, with respect to any unwritten Company Plan, a summary of the material terms thereof; (ii) the current summary plan description of each Company Employee Benefit Plan and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iii) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service or other Governmental Authority; (iv) the most recent annual report on Form 5500 or such similar report, statement or information return required to be filed with or delivered to any Governmental Authority, if any; (v) all material non-routine communications with any Governmental Authority regarding any Company Plan; (vi) the most recent nondiscrimination tests required to be performed under the Code; and (vii) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto.

(c)          Neither the Company nor any other Person that would be or, at any relevant time, would have been considered a single employer with the Company under the Code or ERISA has during the past six (6) years maintained, contributed to, or been required to contribute to (i) a plan subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan” each as defined in Section 4001 of ERISA, (ii) a “multiple employer plan” as defined in Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(d)          Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code or receive any other favorable tax treatment, has been the subject of a favorable determination letter (or, if applicable, advisory or opinion letter) from the Internal Revenue Service that has not been revoked or meets the requirements for such treatment and, to the Knowledge of the Company, no event has occurred and no condition exists that would reasonably be expected to adversely affect the qualified status of any such Company Employee Benefit Plan or result in the imposition of any material liability, penalty or Tax under ERISA, the Code or other applicable Law.

(e)          Except to the extent required under Section 601 et seq. of ERISA or 4980B of the Code (or any other similar state or local Law), neither the Company nor any Company Plan has any present or future obligation to provide post-employment welfare benefits to or make any payment to, or with respect to, any person or former employee, officer or director or contractor of the Company pursuant to any retiree medical benefit plan or other retiree welfare plan or Company Plan.

(f)          Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Plan has been established, maintained and administered in accordance with its provisions and in compliance with all applicable provisions of ERISA, the Code and other applicable Law; (ii) all payments and contributions required to be made under the terms of any Company Plan have been made or the amount of such payment or contribution obligation has been reflected in the Company SEC Reports which are publicly available prior to the Agreement Date; (iii) no disputed claims for benefits or Legal Proceeding is pending or, to the Knowledge of the Company, threatened in connection with any Company Plan, other than routine claims for benefits that have been or are being handled through an administrative claims procedure; and (iv) the Company, each of the Company Subsidiaries and, to the Knowledge of the Company, all fiduciaries of a Company Employee Benefit Plan are and at all times have been in compliance with all applicable Laws relating to the Company Plans and the provision of compensation and benefits.

(g)          The Company maintains no obligations to “gross-up” or reimburse any individual in respect of any Taxes or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(h)          Each Company Plan subject to 409A of the Code (if any) is in compliance in all material respects therewith, such that no Taxes or interest will be due and owing in respect of such Company Plan failing to be in compliance therewith.

(i)          Neither the execution of this Agreement nor the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any current or former director, officer or employee of the Company or any of the Company Subsidiaries to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Company Plan, (iii) result in any breach or violation of, default under or limit the Company’s right to amend, modify or terminate any Company Plan or (iv) give rise to payments or benefits that, separately or in the aggregate, could be nondeductible to the payor under Section 280G of the Code or would result in an excise Tax on any recipient under Section 4999 of the Code.

(j)          No current or former officers or employees were furloughed, terminated, laid off, had their hours reduced or had their compensation reduced by the Company or any Company Subsidiaries as a direct result of COVID-19.

(k)          The Company is in compliance with any and all “stay-at-home” orders or similar directives issued by state or local health authorities applicable to any location in which the Company operates. To the extent the Company is requiring employees to perform in-person work in any locations subject to a health and safety order, the Company has used commercially reasonable efforts to comply in all material respects with the standards set by any applicable federal, state, and local health authorities.

Section 3.10          Opinions of Company Financial Advisors.  The Company Board has received from each Company Financial Advisor an opinion to the effect that, based on various assumptions and limitations set forth therein, as of the date of such opinion, the Merger Consideration to be received by the holders of Company Common Stock (other than Parent and its Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 3.11          Taxes.

(a)          The Company and each of the Company Subsidiaries has (i) timely filed all Tax Returns required to be filed by it in the manner prescribed by applicable Law and all such Tax Returns are true, correct and complete in all material respects; (ii) paid all Taxes required to be paid by the Company or any Company Subsidiary (whether or not shown as due and owing on any Tax Return); and (iii) withheld and timely paid over to the appropriate Governmental Authority all Taxes required to have been withheld and paid by such Person.  The Company and the Company Subsidiaries have made adequate provision (or adequate provision has been made on their behalf) in the Company’s consolidated financial statements for all accrued Taxes not yet due, and the Company and the Company Subsidiaries have not incurred any liability for Taxes other than in the ordinary course of business consistent with past practice.

(b)          There is no claim, audit, action, suit or proceeding currently pending or, to the Knowledge of the Company, threatened against or with respect to the Company or any Company Subsidiary in respect of any Taxes or Tax Return. No deficiency for any Tax has been asserted or assessed by a Governmental Authority in writing against the Company or any of the Company Subsidiaries which deficiency has not been paid, settled or withdrawn or is not being contested in good faith and in accordance with applicable Law and has been disclosed to Parent and Merger Subsidiary. No written claim has been made by any Governmental Authority in a jurisdiction in which the Company or any Company Subsidiary, as applicable, does not file Tax Returns that it is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction. Neither the Company nor any Company Subsidiary has granted any request, agreement or consent to waive or extend any statute of limitations relating to the payment or collection of Taxes of the Company or the Company Subsidiaries that has not expired.

(c)          Neither the Company nor any Company Subsidiary has been a party to a “listed transaction” or “transaction of interest” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) and (6) (or similar provisions of state, local, or foreign Law).

(d)          Neither the Company nor any Company Subsidiary is a party to (i) any Tax sharing agreement, Tax indemnity obligation or similar agreement, or (ii) any other arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority). Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined, unitary or similar group filing income Tax Returns (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of another Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course of business the principal purpose of which is unrelated to Taxes) or otherwise.

(e)          There are no Liens for Taxes on any of the assets of the Company or any Company Subsidiary other than Permitted Liens.

(f)          Neither the Company nor any of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) ending after the Closing Date as a result of: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous or similar provision of state, local or foreign Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 (or any corresponding or similar provision of state, local, or foreign income Law); (iv) an installment sale or open transaction disposition made on or prior to the Closing Date; or (v) a prepaid amount received on or prior to the Closing Date.

(g)          Within the past two (2) years, neither the Company nor any of the Company Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(h)          The Company has not been, and will not be, a United States real property holding company within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i)          The Company is not subject to and has no liability pursuant to Section 965 of the Code. The Company would not be required to include any amounts in gross income with respect to any Company Subsidiary pursuant to Section 951 or Section 951A of the Code if the taxable year of such Company Subsidiary were deemed to end on the date after the Closing Date, but not taking into account any activities or income of such Company Subsidiary on such date.

(j)          Neither the Company nor any of the Company Subsidiaries has deferred any Taxes under Section 2302 of the CARES Act, claimed any Tax credit under Section 2301 of the CARES Act or otherwise taken any action to elect or avail itself of any provision of the CARES Act relating to Taxes.

(k)          Neither the Company nor any of the Company Subsidiaries has ever had a trade or business or permanent establishment (within the meaning of an applicable tax treaty) in any country other than the country of its organization or has ever been subject to Tax in a jurisdiction outside the country of its organization.

(l)          Each of Kadmon Corporation, LLC, Immunitaire Therapeutics, LLC, Kadmon Research Institute, LLC, Kadmon Pharmaceuticals, LLC, Three Rivers Research Institute I, LLC, Three Rivers Biologics, LLC, Kadmon Oceania Pty LTD, and Kadmon Europe GmbH are properly classified as entities disregarded as separate from their owner for U.S. federal and applicable state and local income tax purposes. Kadmon International, LTD, BK Pharmaceuticals, LTD and Romeck Pharma, LLC are properly classified as corporations for U.S. federal and applicable state and local income tax purposes. NT Life Sciences, LLC is properly classified as a partnership for U.S. federal income tax purposes. The Company does not own directly or indirectly any interest in any other Entity classified as equity for U.S. federal income tax purposes.

Section 3.12          Compliance with Laws; Permits; Governmental Authorizations.

(a)          Neither the Company nor the Company Subsidiaries is, or since January 1, 2018 has been, in violation of any Law or Order applicable to the Company or the Company Subsidiaries or by which any of their respective properties or businesses are bound or any regulation issued under any of the foregoing or has been notified in writing by any Governmental Authority of any violation by the Company of, or any investigation with respect to, any such Law or Order, except for any such violation that would not, or would not reasonably be expected to individually or in the aggregate, have a Company Material Adverse Effect.

(b)          Since January 1, 2018, neither the Company, any Company Subsidiary, nor, to the knowledge of the Company any director, officer, employee, representative, agent, consultant, or any other person (in each case, acting for or on behalf of the Company or Company Subsidiary) has violated any provision of any Anti-Corruption Laws by having:  (i) directly or indirectly paid, offered or promised to make or offer any contribution, gift, entertainment or other expense, (ii) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind to or for the benefit of foreign or domestic government officials or employees, or to foreign or domestic political parties, candidates thereof or campaigns, (iii) paid, offered or promised to make or offer any bribe, payoff, influence payment, kickback, rebate, or other similar payment of any nature, (iv) established or maintained any fund of corporate monies or other properties, (v) created or caused the creation of any false or inaccurate books and records of the Company or any Company Subsidiaries related to any of the foregoing, or (vi) taken or caused to be taken any other action in connection with the business of the Company, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect.  The Company has established and maintains policies and procedures designed to reasonably ensure compliance with Anti-Corruption Laws.

(c)          Each of the Company and the Company Subsidiaries is, and has been since January 1, 2018, in possession of all governmental franchises, licenses, permits, authorizations and approvals (“Permits”) necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such Permits, the lack of which, individually or in the aggregate, has not had or would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(d)          The Company and the Company Subsidiaries each hold all Governmental Authorizations necessary to enable the Company and each Company Subsidiary to conduct its business in the manner in which its businesses is currently being conducted, except where failure to hold such Governmental Authorizations would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.  The Governmental Authorizations held by the Company and the Company Subsidiaries are, in all material respects, valid and in full force and effect.  The Company and each of the Company Subsidiaries is in compliance with the terms and requirements of such Governmental Authorizations, except where failure to be in compliance would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.13          Regulatory Matters.

(a)          Since January 1, 2018, except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (i) the Company and the Company Subsidiaries have in effect all necessary and applicable Regulatory Permits (including, for the avoidance of doubt, all Investigational New Drug Applications (INDs), New Drug Applications (NDAs) and Biologics License Applications (BLAs) (or their foreign equivalents) required by any Health Authority to permit the conduct of their respective businesses as currently conducted), (ii) all of such Regulatory Permits are in full force and effect and (iii) the Company is in compliance with, and is not in default under, each such Regulatory Permit.

(b)          None of the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any other Health Authority or (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Health Authority. None of the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents is the subject of any pending or, to the Company’s Knowledge, threatened investigation by the FDA under the FDA Fraud Policy, or the subject of any similar investigation by any other Health Authority.

(c)          The Company and each of the Company Subsidiaries, is and has been since January 1, 2018, in compliance in all material respects with all Health Laws. The Company and its Subsidiaries have entered into appropriate contractual arrangements with their customers and subcontractors to the extent required by HIPAA and have implemented, to the extent necessary and applicable to the Company and the Company Subsidiaries, appropriate policies and procedures to ensure compliance with HIPAA and the protection of Personal Data. Neither the Company, nor any of the Company Subsidiaries (i) has received any material written notice from any Health Authority (including a warning, untitled or notice of violation letter or Form FDA-483) alleging any violation of any Health Law, (ii) are subject to any material enforcement, regulatory or administrative proceedings against or affecting the Company relating to or arising under any Health Law and, to the Knowledge of the Company, no such enforcement, regulatory or administrative proceeding has been threatened, or (iii) are a party to any corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order, or other similar agreement, in each case, entered into with or imposed by any Governmental Authority, and, to the Knowledge of the Company, no such action is pending as of the date hereof.

(d)          Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) all preclinical studies and clinical trials conducted by or on behalf of the Company and the Company Subsidiaries have been conducted in compliance with all applicable Laws, (ii) as of the date hereof, no clinical trial conducted by or on behalf of the Company and the Company Subsidiaries has been terminated or suspended prior to completion primarily for safety or other non-business reasons, (iii) as of the date hereof, neither the FDA nor any other applicable Governmental Authority, clinical investigator who has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of the Company and the Company Subsidiaries has commenced, or, to the Knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any ongoing clinical investigation conducted by or on behalf of the Company and the Company Subsidiaries. With respect to each Company Product, the Company has made available to Parent complete and accurate copies of all material clinical and preclinical data in the possession of the Company and all material written correspondence that exists as of the date of this Agreement between the Company and the applicable Governmental Authorities.

(e)          None of the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers, employees, or agents has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result in being disqualified, debarred or deregistered, or excluded by any Governmental Authority from participation in any Federal Health Care Program (as that term is defined in 42 U.S.C. Sec. 1320a-7b(f)) or under 21 U.S.C. Sec. 335a or comparable applicable Law.

(f)          All manufacturing operations conducted by or for the benefit of the Company and the Company Subsidiaries have been conducted in compliance in all material respects with all applicable Health Laws, including good manufacturing practices regulations.  No Company Product has been recalled, withdrawn or suspended (whether voluntarily or otherwise) or has been adulterated or misbranded by the Company or a Company Subsidiary in a manner that would reasonably be expected to result in action by a Governmental Authority. No proceedings seeking the recall, withdrawal, suspension or seizure of any such Company Product or pre-market approvals or marketing authorizations are pending or, to the Knowledge of the Company, threatened against the Company, nor have any such proceedings been pending at any time. The Company has made available to Parent all information about adverse drug experiences obtained or otherwise received by the Company from any source, in the United States or outside of the United States, including information derived from clinical investigations, surveillance studies or registries, reports in the scientific literature and unpublished scientific papers relating to any Company Product in the possession of the Company (or to which it has reasonable access).

Section 3.14          Intellectual Property; IT Assets; Data Privacy.

(a)          Section 3.14(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and accurate list of (i) all Company Intellectual Property that is Registered Intellectual Property that has not otherwise lapsed, been abandoned, expired or been cancelled (“Company Registered Intellectual Property”), and (ii) any invention disclosures and draft patent applications included in the Company Intellectual Property, in each case (i) and (ii), indicating for each such item, as applicable, the owner, the application, publication or registration number, and date and jurisdiction of filing or issuance, as applicable.  All necessary registration, maintenance, renewal, and other relevant filing fees due through the date of this Agreement have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Governmental Authority or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Company Registered Intellectual Property in full force and effect.

(b)          The Company is the sole and exclusive owner (including owner of record) of all right, title and interest in and to each item of Company Intellectual Property, except the Company Intellectual Property licensed to the Company.

(c)          Each item of Company Registered Intellectual Property (other than applications for Company Registered Intellectual Property) is subsisting and, with respect to Company Registered Intellectual Property issued by an applicable Governmental Authority, to the Company’s Knowledge, valid and enforceable (assuming registration where required for enforcement).  Except as noted in Section 3.14(a)(i) and Section 3.14(a)(ii) of the Company Disclosure Letter, the Company, and Company Subsidiaries exclusively own the Company Intellectual Property, free and clear of all Liens other than Permitted Liens.

(d)          Except as noted in Section 3.14(a)(i) and Section 3.14(a)(ii) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has granted to any Person a joint ownership interest of, or has granted, or permitted any Person to retain, any exclusive rights that remain in effect in, any Company Intellectual Property material to the conduct of the businesses of the Company and the Company Subsidiaries.  To the Company’s Knowledge, the Company Intellectual Property and Licensed Intellectual Property include all Intellectual Property Rights that are necessary and sufficient to enable the operation and conduct of the businesses of the Company and the Company Subsidiaries as currently being conducted or as contemplated to be conducted.

(e)          To the Company’s Knowledge, since January 1, 2018, the conduct of the businesses of the Company and the Company Subsidiaries and the Company Products have not infringed, violated, or misappropriated the Intellectual Property Rights of any third party and do not infringe, violate or misappropriate the Intellectual Property Rights of any third party.  No Legal Proceeding has been filed or threatened in writing against the Company or any Company Subsidiary by any third party (i) alleging that the conduct of the businesses of the Company or the Company Subsidiaries infringes, violates or misappropriates the Intellectual Property Rights of any third party or (ii) challenging or contesting the ownership, validity, scope, registrability, enforceability or use of any Company Intellectual Property other than office actions in the ordinary course of prosecution.

(f)          To the Company’s Knowledge, no Person has or is misappropriating, infringing, diluting or violating any Company Intellectual Property.  No such claims have been made in writing against any Person by the Company or any Company Subsidiary.

(g)          Except as noted in Section 3.14(g) of the Company Disclosure Letter, the SLX Agreements, true and complete copies of which have been made available to Parent, remain in full force and effect and have not been amended in a manner that materially reduces the rights of any Company sublicensee.  To the Knowledge of the Company, there are no facts or circumstances that would form the basis for any counterparty under the SLX Agreements to terminate any SLX Agreement with respect to Belumosudil, including, for the avoidance of doubt, with respect to a Company Subsidiary’s assumption of the responsibilities of the Buyer (as defined in the Nano Terra Merger Agreement) in accordance with the applicable SLX Agreements with respect to Belumosudil.  The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not and will not, under the terms of the SLX Agreements, result in (i) the loss or impairment of the Company’s right to sublicense or use any of the Company Intellectual Property Rights licensed to the Company pursuant to the SLX Agreements with respect to Belumosudil or (ii) the payment of any additional consideration for Parent’s right to sublicense or use any such Intellectual Property.  Either (A) the Buyer (as defined in the Nano Terra Merger Agreement) is, as a result of a Company Subsidiary’s compliance in all respects with its diligence obligations under Section 7.1 of the SLX Sublicense Agreement, in compliance in all respects with the diligence requirements set forth in Section 8.1 of the Nano Terra Merger Agreement with respect to Belumosudil, including the obligation to use Commercially Reasonable Efforts (as defined in the Nano Terra Merger Agreement) to develop Belumosudil; or (B) in completing the ROCKSTAR Study and/or the Clinical Trials, the Diligence Term (as such term is defined in the Nano Terra Merger Agreement) has expired with respect to Belumosudil.  The Company has timely paid, or shall timely pay (to the extent due on or following the Agreement Date), to the appropriate party all material consideration due on or prior to the date that is ninety (90) days following the Closing Date under any SLX Agreement, including any and all Program Payments (as defined the Nano Terra Merger Agreement) and payments related to royalties and Sublicense Revenue (as such term is defined in the Nano Terra Merger Agreement).  As of the Agreement Date, neither the Company nor any Company Subsidiary has received written notice with respect to Belumosudil (1) asserting a right of reversion or termination under the Nano Terra Merger Agreement or (2) asserting noncompliance with, or failure to perform, a diligence obligation or diligence requirement under any SLX Agreement.  During the Interim Period, neither the Company nor any Company Subsidiary has received written notice with respect to Belumosudil (1) asserting a right of reversion or termination under the Nano Terra Merger Agreement or (2) asserting noncompliance with, or failure to perform, a diligence obligation or diligence requirement, in any material respect, under any SLX Agreement.

(h)          To the Knowledge of the Company, no current or former director, officer, employee, contractor or consultant of the Company or the Company Subsidiaries jointly owns or retains any license or similar right under any Company Intellectual Property.  All Persons who contributed to the creation or development of any material Company Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary have signed written documents obligating them to assign and have validly assigned, in writing, to the Company or the Company Subsidiaries their rights and interests therein, except where such Intellectual Property automatically vested in the Company by operation of Law.  No current or former directors, officers, employees, contractors or consultants of the Company or any of the Company Subsidiaries has made a written claim, or to the Company’s Knowledge, threatened to make any claim, of ownership or right, in whole or in part, to any material Company Intellectual Property or to any remuneration in connection therewith.

(i)          The Company and each of the Company Subsidiaries have exercised commercially reasonable efforts to protect their rights in the Trade Secrets material to the business of the Company that are Company Intellectual Property, including through the development of policies for the protection of such Trade Secrets, and, to the Knowledge of the Company, there has been no unauthorized use, disclosure or misappropriation by any Person of any such Trade Secrets.  To the Company’s Knowledge, each current and former employee, consultant or independent contractor of the Company or any Company Subsidiary who has had access to any Trade Secrets that are Company Intellectual Property has entered into a written agreement with the Company or Company Subsidiary to protect the secrecy and confidentiality of such Trade Secrets.  In connection with the Company’s and the Company Subsidiaries’ license grants to third parties of any licenses to use any Source Code to any Software for any Company Product for which the Company and the Company Subsidiaries have determined to maintain as a Trade Secret, such arrangements contain customary contractual protections designed to appropriately limit the rights of such third party licensees and preserve the Company’s rights to the Trade Secrets embodied by such Source Code, except where such failure to do so would not be material to the Company and the Company Subsidiaries, taken as a whole.

(j)          No government funding and no facilities of a university, college, other educational institution or research center were used in the development of any Company Intellectual Property where, as a result of such funding or the use of such facilities, such entity has any right, title or interest in such Company Intellectual Property, and (ii) no former or current employee, consultant or independent contractor of the Company or any Company Subsidiary who contributed to the creation or development of any Company Intellectual Property has performed services for the government or a university, college, other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any Company Subsidiary.

(k)          Since January 1, 2018, the Processing of any Personal Data by or on behalf of the Company and the Company Subsidiaries has not materially violated, and does not materially violate, any applicable Privacy and Data Security Requirements.  None of the Company’s or Company Subsidiaries’ privacy policies or notices have contained any material omissions or been misleading or deceptive.  There is no Legal Proceeding pending, asserted in writing or threatened in writing against the Company or any of the Company Subsidiaries alleging a violation of any Privacy and Data Security Requirement or any Person’s right of privacy or publicity, and, to the Knowledge of the Company, no valid basis exists for any such Legal Proceeding.  Neither the Company nor its Subsidiaries has (i) received any written communications from or (ii) to the Knowledge of the Company, been the subject of any claim, charge, investigation or regulatory inquiry by a data protection authority or any other Governmental Authority, in each of (i) and (ii), regarding the Processing of Personal Data.  To the Knowledge of the Company, there are no facts or circumstances that could reasonably form the basis of any such claim, charge, investigation, or regulatory inquiry.  The execution and performance of this Agreement will not breach or otherwise cause any violation on the part of the Company or any of the Company Subsidiaries of any applicable Privacy and Data Security Requirements.

(l)          To the Knowledge of the Company, the IT Assets operate and perform in all material respects sufficient to permit the operation of the Company’s and Company Subsidiaries’ business as currently conducted.  To the Knowledge of the Company, (i) there has been no actual or threatened security breach or unauthorized access to or use of any of the IT Assets, and (ii) the Company has used security measures designed to protect the IT Assets from any viruses, worms, trojan horses, bugs or faults, breakdowns, contaminants or continued substandard performance that would be expected to cause any disruption or interruption in or to the use of any such IT Assets or to the business of the Company and Company Subsidiaries.

(m)          The Company and Company Subsidiaries have (i) implemented and maintained reasonable technical and organizational safeguards to protect Personal Data and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure, and (ii) taken reasonable steps to ensure that any third party with access to Personal Data collected by or on behalf of the Company and Company Subsidiaries has implemented and maintained the same. To the Knowledge of the Company, no Person has gained unauthorized access to, engaged in unauthorized Processing, disclosure or use, or accidentally or unlawfully destroyed, lost or altered (i) any Personal Data related to the business of the Company or the Company Subsidiaries or (ii) any IT Assets that Process Personal Data related to the business of the Company or the Company Subsidiaries, its respective Personal Data processors, customers, subcontractors or vendors, or any other Persons on its behalf.  Neither the Company nor the Company Subsidiaries has notified or, as of the date hereof, plans to notify, either voluntarily or as required by any Privacy and Data Security Requirements any affected individual, any third party, any Governmental Authority or the media of any breach or non-permitted use or disclosure of Personal Data of the Company or the Company Subsidiaries.

Section 3.15          Employment Matters.

(a)          Neither the Company nor any Company Subsidiary is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union, works council, labor organization or similar organized employee representative (collectively, “CBAs”), nor is any such contract, agreement or understanding presently being negotiated, nor, to the Knowledge of the Company, is there, a representation campaign respecting any employees of the Company or any of the Company Subsidiaries.  As of the Agreement Date, there is no pending or, to the Knowledge of the Company, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of the Company Subsidiaries which, individually or in the aggregate, has resulted in, or would reasonably be expected to have a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) neither the Company nor any Company Subsidiary is engaged in any unfair labor practice and there are no unfair labor practice charges or complaints against the Company or any Company Subsidiary pending, or, to the Knowledge of the Company, threatened, before a Governmental Authority, (b) the Company and each Company Subsidiary is in compliance with all applicable Laws with respect to labor and employment, including all Laws relating to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees and independent contractor, immigration and workers’ compensation, and (c) no Legal Proceeding with respect to the Company or any of the Company Subsidiaries in relation to the employment or alleged employment of any individual is ongoing, pending or, to the Knowledge of the Company, threatened.  Since January 1, 2018, the Company and the Company Subsidiaries have not received or been involved in any complaints, claims or Legal Proceeding against any management-level Company Employee relating to sexual harassment, bullying or discrimination or alleging a workplace culture that would encourage or be conducive to the foregoing.

(b)          Since January 1, 2018, all individuals who perform or have performed services for the Company have been properly classified under applicable law as (i) employees or independent contractors and (ii) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the Fair Labor Standards Act of 1938 and applicable state laws), and no such individual has been improperly included or excluded from any Company Plan, except for non-compliance or exclusions which would not reasonably be expected to result in a Company Material Adverse Effect and the Company has not received notice of any pending or, to the Knowledge of the Company, threatened inquiry or audit from any Governmental Authority concerning an such classifications.

Section 3.16        Insurance.  All material insurance policies, material self-insurance programs and arrangements relating to the business, assets and operations of the Company and the Company Subsidiaries are set forth on Section 3.16 of the Company Disclosure Letter (“Insurance Policies”).  To the Knowledge of the Company, all such Insurance Policies or their replacements are in full force and effect with no notices of cancellation or modification pending, all premiums due have been paid to date and there is no existing default or event which, without the giving of notice or lapse of time or both, would constitute a default by any insured thereunder.

Section 3.17          Material Contracts.

(a)          Except for this Agreement, Section 3.17 of the Company Disclosure Letter sets forth a list as of the Agreement Date of each Contract to which the Company or any of the Company Subsidiaries is a party to or bound by (other than a Contract solely between or among the Company and its wholly owned Company Subsidiaries) (each of the following Contracts being a “Company Material Contract”):

(i)          that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii)          is with a related person (as defined in Item 404 of Regulation S-K of the Securities Act) that would be required to be disclosed in the Company SEC Reports;

(iii)          that relates to the formation, creation, governance, economics or control of any material joint venture, partnership or other similar arrangement;

(iv)          that is for the acquisition or disposition of any material business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), or that contains a material right of first negotiation, right of first refusal or similar right, in each case entered into since January 1, 2018;

(v)          that is relating to the borrowing or lending of Indebtedness in a principal amount in excess of $1,000,000 (whether incurred, assumed, guaranteed or secured by any asset);

(vi)          any Contract (excluding purchase orders) that is one of the top 10 Contracts for the purchase of materials, supplies, goods, services, equipment or other assets, measured by aggregate payments made by the Company or the Company Subsidiaries during the fiscal year ended December 31, 2020;

(vii)          any Contract containing any grant of any license or covenant not to assert relating to or under Intellectual Property Rights (A) by the Company or any Company Subsidiary to a third party or (B) by a third party to the Company or any Company Subsidiary, excluding licenses of non-customized off-the-shelf Software commercially available on standard terms for an annual fee of no more than $100,000;

(viii)          that contains (A) any covenant that purports to materially limit or otherwise restrict the ability of the Company or the Company Subsidiaries to compete in any business or geographic area, or (B) a “most favored nation” clause or other term providing preferential pricing or treatment to a third party;

(ix)          that requires by its terms or is reasonably likely to require the payment or delivery of cash or other consideration by or to the Company or the Company Subsidiaries in an amount having a value in excess of $1,000,000 in the fiscal year ending December 31, 2021 or in any single fiscal year thereafter, other than Contracts entered into the ordinary course of business with contract research organizations;

(x)          that prohibits the payment of dividends or distributions in respect of the capital stock of the Company, the pledging of the capital stock or other equity interests of the Company or prohibits the issuance of any guaranty by the Company;

(xi)          that is with any Affiliate, director, executive officer (as such term is defined in the Exchange Act), holder of 5% or more of Equity Interests of the Company or, to the Knowledge of the Company, any of their Affiliates (other than the Company) or immediate family members (other than offer letters that can be terminated at will without severance obligations and Contracts pursuant to Company Options);

(xii)          that is with any Governmental Authority under which payments in excess of $1,000,000 were received by the Company in the most recently completed fiscal year;

(xiii)          pursuant to which the Company or any Company Subsidiaries has continuing guarantee, “earn-out” or similar contingent payment obligations (other than indemnification or performance guarantee obligations provided for in the ordinary course of business), including (A) milestone or similar payments, including upon the achievement of regulatory or commercial milestones or (B) payment of royalties or other amounts calculated based upon any revenues or income of the Company, in each case that could result in payments in excess of $500,000 in any fiscal year;

(xiv)          the primary purpose of which is to provide for indemnification or guarantee of the obligations of any other Person that would be material to the Company, other than any such Contracts entered into in the ordinary course of business; and

(xv)          any material hedging, swap, derivative or similar Contract.

(b)          The Company has made available to Parent true and correct copies of each Company Material Contract in effect as of the Agreement Date. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (i) each of the Company Material Contracts is in full force and effect, and represents a valid and binding obligation of the Company or a Company Subsidiary, enforceable in accordance with its terms against the Company or the Company Subsidiary (as the case may be), to the Knowledge of the Company, each other party thereto, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity), (ii) neither the Company nor any Company Subsidiary nor, to the Company’s Knowledge, any other party to such Company Material Contract, is in breach of or default (or, to the Knowledge of the Company, has received notice of an alleged breach or default) under any Company Material Contract and, neither the Company nor any Company Subsidiary nor, to the Company’s Knowledge, any other party to such Company Material Contract,  has taken or failed to take any action that with or without notice, lapse of time or both would constitute a breach of or default under any Company Material Contract, (iii) since January 1, 2020 through the Agreement Date, neither the Company nor any Company Subsidiaries have received any written notice regarding any violation or breach or default under any Company Material Contract that has not since been cured and (iv) neither the Company nor any Company Subsidiaries have waived in writing any rights under any Company Material Contract.

Section 3.18          Real Property.

(a)          Neither the Company nor any Company Subsidiary owns any real property.

(b)          Section 3.18(b) of the Company Disclosure Letter sets forth a true and correct list of all properties leased, subleased, licensed or occupied by the Company or a Company Subsidiary as of the Agreement Date (collectively, the “Leased Real Property”) and the Real Property Leases in connection therewith.  Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company or a Company Subsidiary has a valid leasehold interest in all of the Leased Real Property, free and clear of all Liens (except for Permitted Liens), (ii) each Real Property Lease is valid and binding on the Company or a Company Subsidiary and, to the Company’s Knowledge, each counterparty thereto, and is full force and effect, (iii) neither the Company nor any Company Subsidiary is in breach of or default under any Real Property Lease, nor, to the Company’s Knowledge, is any other party to such Real Property Lease, and (iv) neither the Company nor any Company Subsidiary has received any written notice from the counterparty under any Real Property Lease that such counterparty intends to terminate such Real Property Lease.  The Company has delivered or made available to Parent complete and accurate copies of all Real Property Leases.

(c)          Except as set forth in Section 3.18 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has leased, subleased, licensed, transferred or mortgaged any portion of any Leased Real Property to any Person.

(d)          Neither the Company nor any Company Subsidiary has received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Leased Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to use and operate the Leased Real Property as currently used and operated.

Section 3.19          Environmental Matters.  Except for those matters that would not reasonably be expected to have a Company Material Adverse Effect, (a) each of the Company and the Company Subsidiaries is, and since January 1, 2018 has been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of its business; (b) as of the date hereof, there is no investigation, suit, claim, action or Legal Proceeding relating to or arising under any Environmental Law that is pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiaries or, to the Knowledge of the Company, the Leased Real Property; (c) as of the date hereof, neither the Company nor any of the Company Subsidiaries has received any written notice, report or other information of or entered into any legally binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved violations, liabilities or requirements on the part of the Company or any Company Subsidiaries relating to or arising under Environmental Laws; (d) to the Knowledge of the Company:  (i) no Person has been exposed to any Hazardous Materials at a property or facility of the Company or any Company Subsidiaries at levels in excess of applicable permissible exposure levels; and (ii) there are and have been no Hazardous Materials present or Released on, at, under or from any property or facility, including the Leased Real Property, in a manner and concentration that would reasonably be expected to result in any claim against or liability of the Company or any Company Subsidiaries under any Environmental Law; and (e) neither the Company nor any Company Subsidiaries has assumed, undertaken, or otherwise become subject to any liability of another Person relating to Environmental Laws other than any indemnities in Company Material Contracts or Real Property Leases.

Section 3.20          Title to Assets.  Each of the Company and the Company Subsidiaries has good and valid title to all material assets (excluding intellectual property, which is covered under Section 3.14) owned by it as of the date of this Agreement, including all material assets reflected on the Balance Sheet, except for assets sold or otherwise disposed of in the ordinary course of business since the date of the Balance Sheet and except where such failure would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.21          Inapplicability of Anti-takeover Statutes.  Assuming the accuracy of the representations and warranties of Merger Subsidiary and Parent in Section 4.4, there is no takeover or anti-takeover statute or similar Law, including Section 203 of the DGCL, applicable to this Agreement and the Transactions that requires additional action by the Company Board in order for any such anti-takeover statute to be inapplicable to this Agreement and the Transactions.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

Each of Merger Subsidiary and Parent represents and warrants to the Company as follows:

Section 4.1          Organization.  Each of Parent and Merger Subsidiary is a corporation, limited liability company, limited partnership or other legal entity duly organized, validly existing and, where applicable in good standing under the Laws of the jurisdiction of its organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so organized, existing, or in good standing would not reasonably be expected to have a material adverse effect on the ability of Merger Subsidiary or Parent to consummate the Transactions.  Each of Parent and Merger Subsidiary has all requisite corporate or similar power and authority to enable it to own, operate and lease its properties and to carry on its business as now conducted.  Parent has delivered or made available to the Company complete and correct copies of the certificate of incorporation, bylaws or other constituent documents, as amended to the Agreement Date, of Merger Subsidiary.

Section 4.2          Authorization; No Conflict.

(a)          The execution, delivery and performance by each of Parent and Merger Subsidiary of this Agreement and the consummation by each of Parent and Merger Subsidiary of the Transactions are within the corporate or similar powers of Parent and Merger Subsidiary, as applicable, and, subject to the completion of the actions contemplated by Section 5.16, have been duly authorized by all necessary corporate or similar action on the part of each of Parent and Merger Subsidiary.  Each of Parent and Merger Subsidiary has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding agreement of each of Parent and Merger Subsidiary enforceable against each of Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)          The execution, delivery and performance by Merger Subsidiary and Parent of this Agreement and the consummation by Merger Subsidiary and Parent of the Transactions require no action by or in respect of or filing with any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and Foreign Antitrust Laws, (iii) compliance with any applicable requirements of the Securities Act and the Exchange Act, (iv) compliance with any applicable rules of Euronext Paris and Nasdaq Global Select Market, and (v) any additional actions or filings, except those that the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s or Merger Subsidiary’s ability to consummate the Merger and the Transactions.

(c)          The execution, delivery and performance by Merger Subsidiary and Parent of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation, bylaws or other constituent documents of Merger Subsidiary and Parent, (ii) assuming compliance with the matters referred to in Section 4.2(b), contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (iii) assuming compliance with the matters referred to in Section 4.2(b), require any consent or other action by any Person under, result in any breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or the loss of any benefit to which Parent or Merger Subsidiary is entitled under, any Contract, or (iv) result in the creation or imposition of any Lien on any asset of Parent or Merger Subsidiary, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on Parent’s or Merger Subsidiary’s ability to consummate the Merger and the Transactions.

Section 4.3          No Legal Proceedings Challenging the Merger.  There are no Legal Proceedings pending or, to the knowledge of Parent, threatened, to which Parent or any Subsidiary of Parent is a party that, individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on Parent’s ability to consummate the Merger and the Transactions.  As of the Agreement Date, (a) there is no Legal Proceeding pending against Merger Subsidiary or Parent challenging the Merger; and (b) to the Knowledge of Parent, no Legal Proceeding has been threatened against Merger Subsidiary or Parent challenging the Merger.

Section 4.4          Ownership of Company Common Stock.  Other than as a result of this Agreement, none of Parent, Merger Subsidiary or any of their respective  Subsidiaries beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) or owns (as such term is used in Section 203 of the DGCL) any shares of Company Common Stock or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivatives, securities or otherwise) in the Company.  None of Merger Subsidiary or Parent or any of their “affiliates” or “associates” are, or at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.  Prior to the Agreement Date, neither Parent nor Merger Subsidiary has taken, or authorized or permitted any Representatives of Parent or Merger Subsidiary to take, any action that would reasonably be expected to cause, Parent, Merger Subsidiary or any of their “affiliates” or “associates” to be deemed an “interested stockholder” as defined in Section 203 of the DGCL.

Section 4.5          Broker’s or Finder’s Fees.  Except for Centerview Partners (whose fees and commissions will be paid by Parent or its Subsidiaries), no agent, broker, Person or firm acting on behalf of Parent or any of its Subsidiaries or under Parent’s or any of its Subsidiaries’ authority is or will be entitled to any advisory or broker’s or finder’s or other similar fee or commission from any of the parties hereto in connection with any of the Transactions.

Section 4.6          Activities of Merger Subsidiary.  Merger Subsidiary was formed solely for the purpose of engaging in the Transactions.  Merger Subsidiary has not and will not prior to the Effective Time engage in any activities other than those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those incident to its formation and pursuant to the Transactions.

Section 4.7          Disclosure Documents.  The information supplied or to be supplied by or on behalf of Parent, Merger Subsidiary or any other Subsidiary of Parent for inclusion or incorporation by reference in the Proxy Statement will, when the Proxy Statement, or any amendment or supplement thereto, is first sent or given to the Company’s stockholders and at the time of the Company Stockholder Approval, comply in all material respects with the applicable requirements of the Exchange Act. None of the information supplied or to be supplied by or on behalf of Merger Subsidiary, Parent or any of its other Subsidiaries expressly for inclusion or incorporation by reference in the Proxy Statement will, at the time such Proxy Statement, or any amendment or supplement thereto, is first sent or given to the Company’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The representations and warranties contained in this Section 4.7 shall not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its Representatives specifically for use or incorporation by reference therein.

Section 4.8          Sufficiency of Funds.  Parent has, and shall at the Closing have, sufficient cash, marketable securities and other sources of immediately available funds necessary to consummate the Transactions and pay all amounts due in connection therewith, including the Merger Consideration.

Section 4.9          Certain Arrangements.  There are no Contracts or commitments to enter into Contracts between Parent, Merger Subsidiary or any of their Affiliates, on the one hand, and any director, officer or employee of the Company or any of the Company Subsidiaries, on the other hand.

Section 4.10          No Other Company Representations or Warranties.  Except as and only to the extent expressly set forth in the representations and warranties made by the Company and contained in Article III, Merger Subsidiary and Parent hereby acknowledge and agree that:  (a) neither the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or Company Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Merger Subsidiary, Parent or any of their respective Affiliates or Representatives or any other Person; and (b) except in the case of Fraud, neither the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives or any other Person will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to Merger Subsidiary, Parent or any of their respective Affiliates or Representatives or any other Person, resulting from the delivery, dissemination or any other distribution to Merger Subsidiary, Parent or any of their respective Affiliates or Representatives or any other Person, or the use by Merger Subsidiary, Parent or any of their respective Affiliates or Representatives or any other Person, of any such information provided or made available to any of them by the Company or any Company Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Merger Subsidiary, Parent or any of their respective Affiliates or Representatives or any other Person, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the Merger or any of the Transactions.

ARTICLE V
COVENANTS

Section 5.1          Access and Investigation.  Subject to the Confidentiality Agreement, during the period commencing on the Agreement Date and ending on the earlier of (a) the Effective Time and (b) the termination of this Agreement pursuant to Section 7.1 (such period being referred to herein as the “Interim Period”), the Company shall, and shall cause the Company Subsidiaries and its and their respective Representatives to, upon reasonable advance notice to the Company from Parent: (i) provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Company’s and the Company Subsidiaries’ books, records, Tax Returns, material operating and financial reports, work papers, assets, officers, personnel, offices and other facilities, Contracts and other documents and information relating to the Company and the Company Subsidiaries and (ii) provide Parent and Parent’s Representatives with such copies of the books, records, Tax Returns, work papers, Contracts and other documents and information relating to the Company and the Company Subsidiaries, and with such additional financial, operating and other data and information regarding the Company and the Company Subsidiaries, as Parent may reasonably request; provided, however, that any such access shall be conducted at Parent’s expense, under the supervision of appropriate personnel of the Company and in such a manner not to unreasonably interfere with the normal operation of the business of the Company or create material risk of damage or destruction to any material assets or property. Any such access shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include invasive testing.  Information obtained by Merger Subsidiary or Parent pursuant to this Section 5.1 will constitute “Evaluation Material” under the Confidentiality Agreement and will be subject to the provisions of the Confidentiality Agreement.  Nothing in this Section 5.1 will require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would: (A) violate any of its or its Affiliates’ respective obligations with respect to confidentiality; (B) result in a violation of applicable Law; (C) result in the loss of a legal protection afforded by the attorney-client privilege or the attorney work product doctrine or similar privilege; or (D) is commercially sensitive (as determined by the Company in its sole discretion), in each case, so long as the Company has reasonably cooperated with Parent to either permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto, disclose such information subject to execution of a joint defense agreement in customary form, and/or limit disclosure to external counsel of Parent.  Notwithstanding anything to the contrary in this Section 5.1, the Company may satisfy its obligations set forth above by electronic means if physical access would not be permitted or reasonably practical in light of any COVID-19 Measures.

Section 5.2          Operation of the Company’s Business.

(a)          Except (i) as expressly contemplated, required or permitted by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Section 5.2(a) or Section 5.2(b) of the Company Disclosure Letter, (iv) as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or (v) for any actions taken reasonably and in good faith in response to any COVID-19 Measure or COVID-19, during the Interim Period, the Company shall and shall cause the Company Subsidiaries to:  (A) ensure that it conducts its and their respective businesses in the ordinary course in all material respects and in compliance in all material respects with all applicable Laws; (B) use commercially reasonable efforts to preserve intact its and their respective current business organizations, keep available the services of its and their respective current officers and employees and maintain its and their respective relations and goodwill with material customers, suppliers, landlords, Governmental Authorities and other Persons having material business relationships with the Company or the Company Subsidiaries; and (C) keep in full force and effect all appropriate insurance policies covering all material assets of the Company.

(b)          Except (v) as expressly contemplated, required or permitted by this Agreement, (w) as required by applicable Law, (x) as set forth in Section 5.2(b) of the Company Disclosure Letter, (y) as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or (z) for any actions taken reasonably and in good faith in response to any COVID-19 Measure or COVID-19, during the Interim Period, the Company shall not and shall cause the Company Subsidiaries not to:

(i)          establish a record date for, declare, accrue, set aside or pay any dividend, make or pay any dividend or other distribution (whether in cash, stock, property or otherwise) in respect of any shares of capital stock or any other Company or Company Subsidiary securities (other than dividends or distributions paid in cash from a direct or indirect wholly owned Company Subsidiary to the Company or another direct or indirect wholly owned Company Subsidiary or deemed dividends paid by the Company to holders of shares of the Convertible Preferred Stock); adjust, split, combine or reclassify any capital stock or otherwise amend the terms of any Company or Company Subsidiary securities; or acquire, redeem or otherwise reacquire or offer to acquire, redeem or otherwise reacquire any shares of capital stock or other securities, other than (1) the withholding or retirement of shares of Company Common Stock to satisfy Tax obligations with respect to Company Equity Awards outstanding on the Agreement Date and (2) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options outstanding on the Agreement Date in order to pay the exercise price thereof.

(ii)          sell, issue, grant or authorize the sale, issuance, or grant of any Equity Interests, except that (w) the Company may issue shares of Company Common Stock pursuant to the exercise or settlement of Company Equity Awards under the Stock Plans outstanding on the Agreement Date in accordance with the terms of such Company Equity Awards; (x) the Company may issue shares of Company Common Stock in connection with the conversion of the Convertible Notes or the Convertible Preferred Stock and (y) the Company may issue shares of Company Common Stock in connection with the exercise of Warrants pursuant to the Warrant Documentation;

(iii)          except as otherwise contemplated by Section 1.5, amend or otherwise modify any of the terms of any outstanding Company Equity Awards;

(iv)          amend or permit the adoption of any amendment to the Company Charter Documents or the certificate of incorporation and bylaws (or other similar organizational documents) of any of the Company Subsidiaries;

(v)          (A) acquire, by means of a merger, consolidation, recapitalization or otherwise, (1) any Equity Interest of any other Person or (2) any assets (other than (x) purchases pursuant to commitments under Contracts of the Company or any Company Subsidiary as in effect on the date of this Agreement and made available to Parent or (y) acquisitions of raw materials or supplies in the ordinary course of business or (B) otherwise effect or become a party to any merger, liquidation or partial liquidation, dissolution, restructuring, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares, reorganization of the Company or similar transaction;

(vi)          form any Company Subsidiary or enter into any joint venture, partnership, limited liability corporation or similar arrangement;

(vii)          make or authorize any capital expenditure other than any capital expenditure that (A) is provided for in the Company’s capital expense budget delivered to Parent prior to the date of this Agreement, which expenditures shall be in accordance with the categories set forth in such budget, or (B) in an amount, in the aggregate, of less than $500,000;

(viii)          (A) amend or modify in any material respect, waive any rights under, terminate, replace or release, settle or compromise any material claim, liability or obligation under any Company Material Contract or Real Property Lease or (B) enter into any Contract which if entered into prior to the date hereof would have been a Company Material Contract or Real Property Lease;

(ix)          sell, assign, transfer or otherwise dispose of, lease or license or grant any right to, assets or property material to the Company and the Company Subsidiaries, taken as a whole, to any other Person, except for dispositions of inventory in the ordinary course of business;

(x)          sell, lease, sublease, license, sublicense, assign or otherwise grant rights under any material Company Intellectual Property (except for non-exclusive licenses granted in the ordinary course of business) or transfer, cancel, abandon or fail to renew, maintain or diligently pursue applications for or otherwise dispose of any Company Intellectual Property (other than non-exclusive licenses granted to third parties in the ordinary course of business consistent with past practice);

(xi)          (A) lend money to, or make any advances to, capital contributions to or investments in, any Person (other than (x) advances to Company Employees for travel and other business related expenses in the ordinary course of business or (y) loans, advances, capital contributions or investments to or in a direct or indirect wholly owned Company Subsidiary), (B) guarantee any Indebtedness, or (C) incur any Indebtedness;

(xii)          except as required pursuant to the terms of any Company Plan in effect as of the Agreement Date or applicable Law, (A) establish, adopt, enter into or amend in any respect any Company Plan or any CBA, other than entry into offer letters or other employment Contracts with new hires permitted by subsection (F) hereof in the ordinary course of business consistent with past practice; (C) amend or waive any of its rights under, or accelerate the vesting under, any provision of any Company Plan; (D) grant any increase in compensation, bonuses or other benefits to any current or former directors, officers, employees, independent contractors or other service providers of the Company; (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Plan; (F) hire, terminate (other than for cause, as determined by the Company in its reasonable discretion or as defined in any applicable Company Employee Agreement), or layoff (or give notice of any such actions to) any employee with an annual base salary in excess of $150,000;

(xiii)          enter into or amend any change-of-control, retention, employment, severance, consulting or other material agreement with any current or former directors, officers, employees, independent contractors or other service providers of the Company with an annual base salary in excess of $150,000;

(xiv)          other than as required by changes in GAAP or SEC rules and regulations, change any of its methods of financial accounting or financial accounting practices in any material respect;

(xv)          (A) make, change or rescind any material Tax election; (B) settle or compromise any material Tax claim; (C) change (or request to change) any material method of accounting for Tax purposes; (D) file any material amended Tax Return; (E) waive or extend any statute of limitation in respect of a period within which an assessment or reassessment material Taxes may be issued (other than such extension that arises solely as a result of an extension of time to file a Tax Return obtained in the ordinary course of business); (F) surrender any claim for a refund of Taxes; or (G) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Legal Requirements) with any Governmental Authority;

(xvi)          commence any Legal Proceeding, except with respect to:  (A) routine matters in the ordinary course of business; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided, that the Company consults with Parent and considers in good faith the views and comments of Parent with respect to any such Legal Proceeding prior to commencement thereof); or (C) in connection with a breach of this Agreement or any other agreements contemplated hereby;

(xvii)          settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), other than (A) any Transaction Litigation (subject to Section 5.11) or (B) any Legal Proceeding relating to a breach of this Agreement or any other agreements contemplated hereby and (1) that results solely in a monetary obligation involving only the payment of monies by the Company of not more than $500,000 in the aggregate; (2) that results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, the Company and the payment of monies by the Company that together with any settlement made under clause (1) are not more than $500,000 in the aggregate (not funded by an indemnity obligation or through insurance policies); or (3) that results solely in a monetary obligation involving payment by the Company of an amount not greater than the amount specifically reserved in accordance with GAAP with respect to such Legal Proceedings or claim on the Balance Sheet;

(xviii)          enter into any CBA (except to the extent required by applicable Law);

(xix)          adopt or implement any stockholder rights plan or similar arrangement;

(xx)          enter into any Contract reasonably expected to cause the Company to abandon, terminate, delay, fail to consummate, materially impede or interfere with the Transactions; or

(xxi)          authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions.

(c)          Notwithstanding anything to the contrary set forth in this Agreement, the Company’s obligations under this Agreement to act or refrain from acting, or to cause its Subsidiaries to act or refrain from acting, will, with respect to any Entities (and their respective Subsidiaries) that are not wholly owned Subsidiaries, be subject to (i) the certificate of incorporation and bylaws (and other similar organizational documents) of such Entity and its Subsidiaries, (ii) the scope of the Company’s or the Company Subsidiaries’ power and authority to bind such Entity and its Subsidiaries, and (iii) the Company’s and the Company Subsidiaries’ duties (fiduciary or otherwise) to such Entity and its Subsidiaries or any of its equity holders; provided that the Company or such Subsidiary has exercised all of its respective rights under such certificate of incorporation and bylaws (and other similar organizational documents) of such Subsidiary or Entity subject to such duties.

Section 5.3          Acquisition Proposals.

(a)          No Solicitation.  From the Agreement Date until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, and except as permitted by this Section 5.3, the Company shall not, and shall cause the Company Subsidiaries and its and their respective directors and officers not to, and shall direct other Representatives not to, directly or indirectly:

(i)          initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal (other than discussions solely to inform such Person of the provisions contained in this Section 5.3(a));

(ii)          engage in, continue or otherwise participate in any discussions (other than, in response to an unsolicited inquiry from any Person relating to an Acquisition Proposal, informing such Person of the provisions contained in this Section 5.3(a)) or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

(iii)          otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal; or

(iv)          except as permitted by Section 5.3(e), approve, endorse, recommend, or execute or enter into any letter of intent, agreement in principle, term sheet, memorandum of understanding, merger agreement, acquisition agreement, joint venture agreement or other similar Contract relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (an “Alternative Acquisition Agreement”). As soon as reasonably practicable after the date of this Agreement, the Company shall deliver a written notice to each Person that entered into a confidentiality agreement in anticipation of potentially making an Acquisition Proposal within the one hundred eighty (180) days prior to the Agreement Date requesting the prompt return or destruction of all confidential information previously furnished to any Person within the one hundred eight (180) days prior to the Agreement Date for the purposes of evaluating a possible Acquisition Proposal.

(b)          Exceptions.  Notwithstanding anything to the contrary in this Agreement, at any time prior to the time the Company Stockholder Approval is obtained, the Company and its Representatives may (i) provide information in response to a request therefor by a Person who makes an unsolicited Acquisition Proposal if the Company did not violate Section 5.3(a) in any material respect in respect of such Person and following the Agreement Date if (x) such Acquisition Proposal did not result from a violation of Section 5.3(a) in any material respect; provided, that the Company shall substantially concurrently provide to Parent any nonpublic information concerning the Company that is provided to any such Person given such access which was not previously provided to Parent or its Representatives (y) prior to providing such information, the Company receives from such Person an executed confidentiality agreement on terms that, taken as a whole, are no less favorable in the aggregate to the other party than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a standstill provision or otherwise prohibit the making, or amendment, of an Acquisition Proposal and that does not prohibit the Company from providing any information to Parent or otherwise prohibit the Company from complying with its obligations under this Section 5.3 (any confidentiality agreement satisfying the criteria of this clause (y) being an “Acceptable Confidentiality Agreement”)) and (z) the Company promptly (and in any event within twenty-four (24) hours thereafter) makes available to Parent any non-public information concerning the Company or the Company Subsidiaries that the Company provides to any such Person that was not previously made available to Parent; (ii) engage or participate in any discussions or negotiations with any Person who has made such an Acquisition Proposal; or (iii) after having complied with Section 5.3(e) authorize, adopt, approve, recommend or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only if, (A) prior to taking any action described in clause (i), (ii) or (iii) above, the Company Board determines in good faith, after consultation with financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, (B) prior to taking any action described in clause (i) or (ii) above, the Company Board has determined in good faith based on information then available that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal and (C) in the case referred to in clause (iii) above, the Company Board determines in good faith that such Acquisition Proposal is a Superior Proposal.

(c)          Notice of Acquisition Proposals.  The Company agrees that it will promptly (and, in any event, within twenty-four (24) hours) notify Parent (i) if any proposals or offers with respect to an Acquisition Proposal are received by the Company, (ii) if any information is requested from the Company in connection with an Acquisition Proposal and (iii) if any discussions or negotiations regarding an Acquisition Proposal are sought to be initiated or continued with the Company, or any of its Representatives, and in each case will provide, in connection with such notice, a summary of the material terms and conditions of any proposals, offers or requests (including, if applicable, unredacted copies of any written requests, proposals or offers, including proposed agreements).  Thereafter, the Company shall keep Parent reasonably informed, on a prompt basis, of the status and material terms of any such proposals, offers, or amendments in connection therewith) and the status of any such discussions or negotiations.

(d)          No Change of Recommendation or Alternative Acquisition Agreement.  Subject to Section 5.3(e), the Company Board and each committee of the Company Board shall not:

(i)          (A) fail to make, withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Subsidiary, the Company Board Recommendation, (B) approve, adopt or recommend (publicly or otherwise) an Acquisition Proposal, (C) fail to include the Company Board Recommendation in the Proxy Statement, (D) fail to recommend, in a solicitation/recommendation statement on Schedule 14D-9, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act (other than any tender offer or exchange offer by Parent or Merger Subsidiary) within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer or (E) in the event that an Acquisition Proposal has been publicly announced or publicly disclosed, fail to publicly reaffirm its recommendation of this Agreement within five (5) Business Days after Parent so requests in writing, provided that the Company Board shall only be required to make such reaffirmation two (2) times for any specific Acquisition Proposal (any action described in clauses (A) through (D), a “Change of Recommendation”); or

(ii)          cause or permit the Company or any Company Subsidiary to enter into an Alternative Acquisition Agreement or any Contract (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 5.3(b)) relating to any Acquisition Proposal.

(e)          Change of Recommendation / Superior Proposal Termination.  Notwith-standing anything to the contrary in this Agreement, at any time prior to the time the Company Stockholder Approval is obtained, (x) the Company Board may make a Change of Recommendation (1) if the Company receives a bona fide unsolicited Acquisition Proposal following the Agreement Date that did not result from a violation of Section 5.3 and the Company Board determines in good faith (after consultation with the Company’s outside legal and financial advisors) based on the information then available that such Acquisition Proposal constitutes a Superior Proposal or (2) in response to a Company Intervening Event, in either case of (1) or (2), only if the Company Board determines in good faith that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (y) if the Company Board is permitted to make a Change of Recommendation pursuant to clause (x)(1), the Company may also terminate this Agreement pursuant to Section 7.1 to enter into an Alternative Acquisition Agreement with respect to the applicable Superior Proposal; provided, however, that neither the Company Board or the Company shall take any of the foregoing actions unless:

(i)          the Company shall have complied in all material respects with its obligations under this Section 5.3(e);

(ii)          the Company shall have provided prior written notice (a “Determination Notice”) to Parent at least ninety-six (96) hours in advance (the “Notice Period”) to the effect that the Company Board intends to take such action and specifying in writing, in reasonable detail the circumstances giving rise to such proposed action, including, in the case such action is proposed to be taken in connection with an Acquisition Proposal, the information specified by Section 5.3(c) with respect to such Acquisition Proposal (it being understood and agreed that the delivery of a Determination Notice shall not, in and of itself, be deemed a Change of Recommendation);

(iii)          the Company shall have, during the Notice Period negotiated with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement such that (A) the failure to take such action would no longer be inconsistent with the directors’ fiduciary duties under applicable Law and (B) with respect to any such action to be taken in connection with an Acquisition Proposal, such Acquisition Proposal ceases to constitute a Superior Proposal; provided, however, that in the event of any material revision to the terms of such Superior Proposal, the Company shall be required to deliver a new Determination Notice to Parent and to comply with the requirements of Section 5.3(e)(ii) and this Section 5.3(e)(iii) with respect to such new Determination Notice (except that the references to ninety-six (96) hours shall be deemed to be two (2) Business Days) and the revised Superior Proposal contemplated thereby;

(iv)          at or following the end of such Notice Period, the Company Board shall have determined in good faith based on the information then available that (A) failure to take such action would continue to be inconsistent with the directors’ fiduciary duties under applicable Law and (B) with respect to any such action to be taken in connection with an Acquisition Proposal, such Acquisition Proposal continues to constitute a Superior Proposal, in each case taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination pursuant to clause (iii) above; and

(v)          in the event of a termination of this Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, the Company shall have validly terminated this Agreement in accordance with Section 7.1 and paid the Company Termination Fee in accordance with Section 7.4.

(f)          Certain Permitted Disclosure.  Nothing contained in this Section 5.3 shall be deemed to prohibit the Company or the Company Board from (i) complying with its disclosure obligations under the U.S. federal securities Laws with regard to an Acquisition Proposal, including taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to the Company’s stockholders), or (ii) making any “stop-look-and-listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the Company’s stockholders); provided, however, that the Company Board shall not make or resolve to make a Change of Recommendation except in accordance with Section 5.3(e).

(g)          Existing Discussions.  Upon execution and delivery of this Agreement, the Company agrees that it will, and will cause the Company Subsidiaries and direct its and their respective Representatives, to (i) cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal, (ii) immediately cease providing any information to any such Person or its Representatives, and (iii) promptly terminate all access granted to any such Person and its Representatives to any physical or electronic data room.

(h)          Breach By Representatives.  The Company agrees that any breach of this Section 5.3 by any of its Representatives shall be deemed to be a breach of this Agreement by the Company.

Section 5.4          Proxy Filing.

(a)          The Company shall prepare and file with the SEC, as promptly as reasonably practicable after the Agreement Date (and in any event on or prior to September 21, 2021), a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”) and, subject to Section 5.3, shall include the Company Board Recommendation in the Proxy Statement.  Each of Parent and the Company shall provide the other with the information contemplated by Section 5.6(b) and shall otherwise reasonably assist and cooperate with the other in connection with any of the actions contemplated by this Section 5.4, including the preparation, filing and distribution of the Proxy Statement and the resolution of any comments in respect thereof received from the SEC.

(b)          The Company shall promptly notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement.  The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received in respect of the Proxy Statement by the SEC and to promptly resolve such comments with the SEC, and the Company shall cause the definitive Proxy Statement to be mailed as promptly as reasonably practicable after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.  The Company shall ensure that the Proxy Statement complies as to form in all material respects with the provisions of the Exchange Act (and the rules and regulations promulgated thereunder).  If at any time prior to the Stockholders Meeting, any fact, event or circumstance relating to the Company or Parent or any of their respective Affiliates is discovered by the Company or Parent, which such fact, event or circumstance is required, pursuant to the Exchange Act, to be set forth in an amendment or supplement to the Proxy Statement, (i) the applicable party shall promptly inform the other parties hereto and (ii) the Company shall promptly amend or supplement the Proxy Statement to include disclosure of such fact, event or circumstance.  Each of Parent, Merger Subsidiary and the Company agrees to correct any information provided by it for use in the Proxy Statement which shall have become materially false or misleading.

(c)          The Company shall be responsible for 100% of the fees, costs, and expenses (except for the fees, costs and expenses of Parent’s advisors), including any filing fees, associated with the preparation, filing and mailing of the Proxy Statement.

Section 5.5          Stockholders Meeting.  The Company shall use its reasonably best efforts to take, in accordance with applicable Law and the Company Charter Documents, all action necessary to convene a meeting of the stockholders of the Company (the “Stockholders Meeting”) as promptly as reasonably practicable after the execution of this Agreement to consider and vote upon the adoption of this Agreement. Unless the Company Board determines that it would be inconsistent with the directors’ fiduciary duties under applicable Law, the Stockholders Meeting shall in any event be no less than thirty-five (35) calendar days and no later than forty (40) calendar days after (1) the tenth calendar day after the initial preliminary Proxy Statement therefor has been filed with the SEC if by such date the SEC has not informed the Company that it intends to review the Proxy Statement or (2) if the SEC has, by the tenth calendar day after the initial preliminary Proxy Statement therefor has been filed with the SEC, informed the Company that it intends to review the Proxy Statement, the date on which the SEC confirms that it has no further comments on the Proxy Statement. Following the distribution of the Proxy Statement pursuant to Section 5.4, the date of the Stockholders Meeting may not be changed, and the Stockholders Meeting may not otherwise be adjourned or postponed, without the consent of Parent (not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law; provided, however, that the Company may, in consultation with Parent, adjourn, recess or postpone the Stockholders Meeting (a) if the Company reasonably believes in good faith it will not receive proxies sufficient to obtain the Company Stockholder Approval, whether or not a quorum is present (provided, that, the Company may not, without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), adjourn or postpone the Stockholder Meeting more than ten (10) Business Days on any single occasion), (b) it is necessary to adjourn or postpone the Stockholders Meeting to ensure that any required supplement or amendment to the Proxy Statement is delivered, or (c) if and to the extent such adjournment or postponement of the Stockholder Meeting is required by Law.  Subject to Section 5.3, the Company Board shall recommend such adoption and shall use reasonable best efforts to take all lawful action to solicit the Company Stockholder Approval, including engaging a proxy solicitation firm for the purpose of assisting in the solicitation of proxies for the Stockholders Meeting.  The Company shall cooperate with and keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following dissemination of the definitive Proxy Statement. For the avoidance of doubt, notwithstanding any Change of Recommendation, unless this Agreement has been terminated in accordance with its terms prior to the time of the Stockholders Meeting, the Stockholders Meeting shall be convened and this Agreement shall be submitted to the Company’s stockholders for the purpose of obtaining the Company Stockholder Approval. Notwithstanding the foregoing, in no event will the record date of the Company Stockholders Meeting be changed without the Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), unless required by applicable Law.

Section 5.6          Filings; Other Actions; Notification.

(a)          Cooperation.  Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws, including the Antitrust Laws, to consummate and make effective the Merger as soon as reasonably practicable and advisable, including (x) preparing and filing as promptly as reasonably practicable and advisable (and in any event shall make appropriate filings pursuant to the HSR Act within ten (10) Business Days of the Agreement Date) all documentation to effect all necessary notices, reports and other filings to, and to obtain as promptly as reasonably practicable and advisable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from, any third party and/or any Governmental Authority in order to consummate the Merger and the other Transactions and (y) executing and delivering any additional instruments necessary to consummate the Merger and the other Transactions and to fully carry out the purposes of this Agreement.  Parent shall be responsible for all filing fees payable to a Governmental Authority in connection with all filings pursuant to Antitrust Laws hereunder. The Company and Parent, and their respective Subsidiaries and Representatives, shall, unless prohibited by applicable Law or the applicable Governmental Authority, (i) keep one another promptly apprised of any substantive communications with a Governmental Authority concerning the Merger or any of the other Transactions; (ii) provide each other in advance, with a reasonable opportunity for review and comment, drafts of contemplated substantive communications with any Governmental Authority concerning the Merger or any of the other Transactions; and (iii) provide each other advance notice of all pre-arranged meetings, conferences, or substantive discussions with a Governmental Authority concerning the Merger or any of the other Transactions, and, unless prohibited by the Governmental Authority, permit one another to attend and participate therein either directly or through counsel.  Subject to applicable Laws relating to the exchange of information, and subject to reasonable confidentiality considerations, limiting disclosure to outside counsel and consultants retained by such counsel, and subject to redaction or withholding of documents  as necessary (A) to comply with contractual arrangements, (B) to remove references to valuation of the Company, and (C) to protect confidential and competitively sensitive information, Parent and the Company shall have the right to review reasonably in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Merger and the other Transactions.  In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as reasonably practicable and advisable.  In furtherance of the foregoing rights, it is expressly understood and agreed that Parent shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust or competition clearances and shall take the lead in joint meetings with any Governmental Authority in connection with obtaining any necessary antitrust or competition clearances; provided, that Parent and the Company shall consult in advance with each other and in good faith and take each other’s views into account prior to taking any material substantive position in any written submissions or, to the extent practicable, discussions with any Governmental Authority. Nothing in this Agreement shall require the Parties to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon Closing.

(b)          Information.  Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its respective Subsidiaries, directors, officers and stockholders and such other matters, in each case, as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, Merger Subsidiary, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Authority in connection with the Merger, and shall provide the other party with final copies of any filings made with a Governmental Authority.

(c)          Status.  Subject to applicable Laws and the instructions of any Governmental Authority, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the Merger, including promptly furnishing the other with copies of filings, submissions, notices or other communications sent or received by Parent, Merger Subsidiary, the Company or the Company Subsidiaries, as the case may be, to or from any third party and/or any Governmental Authority with respect to the Transactions.  Neither the Company nor Parent shall permit any of its officers or any other Representatives to participate in any meeting or substantive discussion with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to the Transactions unless, to the extent legally permissible and reasonably practicable, (i) it consults with the other party in advance and (ii) unless prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting or substantive discussion.

(d)          Regulatory Matters.  Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings pursuant to this Section 5.6, each of the Company and Parent agree to take or cause to be taken the following actions:

(i)          the provision to each and every federal, state, local or foreign court or Governmental Authority of non-privileged information and documents requested by any Governmental Authority or to permit consummation of the Transactions, as promptly as reasonably practicable and advisable; and

(ii)          the use of its reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions, as promptly as reasonably practicable and advisable, including, the proffer and agreement by Parent of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein, of the Company or any of its Subsidiaries or Affiliates (and the entry into agreements with, and submission to orders of, the relevant Governmental Authority with jurisdiction over enforcement of any applicable Antitrust Laws (“Government Antitrust Entity”) giving effect thereto) if such action should be necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any proceeding in any forum or (y) issuance of any order, decree, decision, determination, judgment or Law, in each case that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions by any Government Antitrust Entity (it being understood that no such action will be binding on the Company or any of its Subsidiaries or Affiliates unless it is contingent upon the occurrence of the Closing), provided, that in no event shall anything in the Agreement require or be construed to require, the Company, Parent, or any of their respective Affiliates to (1) take, or agree to take any such actions unless all actions collectively would not be material to the business, operations, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, (2) take any action described in this Section 5.6(d)(ii) with respect to Parent, its Affiliates or their respective assets, categories of assets, businesses, relationships, contractual rights, obligations or arrangements or (3) defend through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person, including, any Governmental Authority, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions.

(e)          Notwithstanding anything to the contrary set forth in this Agreement, neither the Company nor any of the Company Subsidiaries will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or the provision of additional security (including a guaranty), in connection with the Merger, including in connection with obtaining any consent pursuant to any Company Material Contract, in each case unless such payment, consideration or security is contingent upon the occurrence of the Closing.

Section 5.7          Stock Exchange De-listing.  Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Company Common Stock from Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.8          Public Announcements.  The initial press release regarding this Agreement shall be a joint press release.  Thereafter, the Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the Transactions, and to the extent practicable shall give each other a reasonable opportunity to review and comment on any such press release or announcement, except in all cases (A) as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Authority or (B) with respect to any communications by the Company regarding an Acquisition Proposal or from and after a Change of Recommendation effected in accordance with Section 5.3, or by Parent in response thereto.

Section 5.9          Indenture.

(a)          The Company shall timely provide or cause to be provided, in accordance with the provisions of the Company’s indenture, dated as of February 16, 2021 (the “Indenture”) relating to the Company’s 3.625% Convertible Senior Notes Due 2027 (the “Convertible Notes”), to the trustee under the Indenture any notices, announcements, supplemental indentures certificates or legal opinions required by the applicable Indenture to be provided in connection with the Merger on or prior to the Effective Time and shall reasonably cooperate with Parent in connection with any tender offer, conversion or other repayment of the Company’s Convertible Notes pursuant to the Indenture.  Parent and its counsel shall be given a reasonable opportunity to review and comment on any such notices, announcements, supplemental indentures, certificates or legal opinions, in each case before such document is provided to such trustee, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel.

(b)          Prior to the Effective Time, the Company will, at Parent’s request, use commercially reasonable efforts to cooperate with Parent so that the Capped Call Transactions are terminated at or as promptly as practicable following the Effective Time. At Parent’s request, the Company will, and will cause its Representatives to, cooperate with Parent in connection with any discussions, negotiations or agreements with the counterparties to the Capped Call Transactions with respect to any settlement in connection with the Capped Call Transactions; provided, that the Company shall not be required to enter into any agreements unless such agreements are subject to the occurrence of the Effective Time. The Company will not, and will cause its Representatives not to, without Parent’s prior consent (such consent not to be unreasonably delayed, conditioned or withheld), (x) make amendments, modifications or other changes to the terms of the Capped Call Documents, (y) exercise any right it may have to terminate, or cause the early settlement of, any of the Capped Call Transactions or (z) other than as described in this Section 5.9(b), enter into any discussions, negotiations, or agreements with the counterparties to the Capped Call Transactions with respect to any of the foregoing. The Company will take all such other actions as may be required in accordance with the terms of the Capped Call Documents, including providing any notice or other documentation required to be provided in connection with the Merger prior to the Effective Time. Parent and its counsel shall be given a reasonable opportunity to review and comment on any such notice or documentation, in each case before such document is provided to the applicable counterparty, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel.

Section 5.10          Directors and Officers Exculpation, Indemnification and Insurance.

(a)          Existing Agreements and Protections.  The Surviving Corporation, its Subsidiaries shall honor and fulfill in all respects the indemnification, exculpation, and advancement obligations of the Company and the Company Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of the Company Subsidiaries prior to the Effective Time (the “Indemnified Persons”) for acts or omissions occurring at or prior to the Effective Time, in each case as provided in the Company Charter Documents, the certificate of incorporation and bylaws (or other similar organizational documents) of the Company Subsidiaries and any indemnification agreement between any Indemnified Person and the Company or any Company Subsidiary (in each case, as in effect on the Agreement Date and, in the case of any indemnification agreement, as set forth in Section 5.10(a) of the Company Disclosure Letter).  In addition, commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Company Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses with respect to acts or omissions prior to the Effective Time that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Company Charter Documents and the certificate of incorporation and bylaws (or other similar organizational documents) of the Company Subsidiaries as of the Agreement Date, as applicable, and such provisions shall not be repealed, amended or otherwise modified (whether by operation of Law or otherwise) in any manner except as required by applicable Law.

(b)          Indemnification.  Without limiting the generality of the provisions of Section 5.10(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including, to the extent applicable, a duty to advance reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of the Company Subsidiaries or other Affiliates that occurred prior to or at the Effective Time or (ii) any of the Transactions; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification or advancement under this Section 5.10(b), then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved.  In the event of any such claim, the Surviving Corporation shall pay all and/or advance reasonable fees and expenses of any counsel retained by an Indemnified Person promptly after statements therefor are received. No Indemnified Person shall be liable for any settlement effected without his or her prior express written consent.

(c)          Insurance.  The Company currently maintains a directors’ and officers’ liability insurance policy (“D&O Insurance”), an accurate and complete summary of which has been made available by the Company to Parent or Parent’s Representatives prior to the Agreement Date.  Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company shall purchase a six-year “tail” prepaid policy on the D&O Insurance for the benefit of the Indemnified Persons who are currently covered by such D&O Insurance with respect to their acts and omissions occurring prior to the Effective Time in their capacities as directors and officers of the Company (as applicable), on terms with respect to coverage, deductibles and amounts no less favorable than the D&O Insurance; provided, that in no event shall the Company or the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the annual premium currently payable by the Company with respect to the D&O Insurance, it being understood that if the annual premiums payable for such insurance coverage exceeds such amount, Parent shall be obligated to cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost equal to such amount.  The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder.

(d)          Successors and Assigns.  If the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation set forth in this Section 5.10.

(e)          No Impairment; Third Party Beneficiaries.  The obligations set forth in this Section 5.10 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 5.10(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 5.10(c) (and their heirs and representatives).  Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 5.10(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 5.10, with full rights of enforcement as if a party thereto.  The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 5.10(c) (and their heirs and representatives)) under this Section 5.10 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of the Company Subsidiaries, or applicable Law (whether at law or in equity).

(f)          Joint and Several Obligations.  The obligations and liability of the Surviving Corporation, Parent and their respective Subsidiaries under this Section 5.10 shall be joint and several.

(g)          Preservation of Other Rights.  Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of the Company Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to or in substitution for any such claims under such policies.

Section 5.11          Transaction Litigation.  Prior to the earlier of the Effective Time or the date of termination of this Agreement pursuant to Section 7.1, the Company shall promptly notify Parent of all Legal Proceedings commenced or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries or any of their respective directors or officers, in each case in connection with, arising from or otherwise relating to the Merger or any of the other Transactions (“Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and thereafter keep Parent fully informed with respect to the status thereof.  The Company shall (a) give Parent reasonable opportunity (at Parent’s sole expense and subject to a customary joint defense agreement) to participate in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation.  Further, the Company may not compromise, settle or come to an arrangement regarding, or propose or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed).  For purposes of this Section 5.11, “participate” means that Parent will be kept reasonably apprised of proposed strategy and other significant decisions with respect to the avoidance of doubt, Parent’s right to “participate” in the defense and prosecution of any Transaction Litigation by the Company (to the extent that the attorney client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation, but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

Section 5.12          Rule 16b-3.  The Company shall take all such steps as may be required to cause the Transactions, and any other dispositions of equity securities (including derivative securities) of the Company resulting from the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13          Employee Matters.

(a)          For purposes of this Section 5.13, (i) the term “Covered Employees” means employees who are employed by the Company or any Company Subsidiary as of immediately prior to the Effective Time; and (ii) the term “Continuation Period” means the period beginning at the Effective Time and ending on the first anniversary of the Effective Time.

(b)          During the Continuation Period, Parent shall, or shall cause the Surviving Corporation or any Company Subsidiary to, provide to each Covered Employee for so long as such Covered Employee remains employed by Parent, the Surviving Corporation or any Company Subsidiary during the Continuation Period, (i) compensation (such term to include salary (or base wages, as the case may be), annual cash bonus opportunities, commissions and severance) that are, in the aggregate, no less favorable than the compensation (excluding any equity or equity-based compensation, retention, change of control, transaction or similar bonuses, and nonqualified deferred compensation) provided to such Covered Employee immediately prior to the Effective Time and (ii) benefits (including the costs thereof to Company Employee Benefit Plan participants) that are, in the aggregate, no less favorable to the benefits (excluding, any defined benefit pension plan, retiree medical benefits, equity or equity-based compensation, retention, change of control, severance (which is covered by Section 5.13(b)), transaction or similar bonuses, and nonqualified deferred compensation) provided to such Covered Employee immediately prior to the Effective Time.

(c)          In the event any Covered Employee first becomes eligible to participate under any employee benefit plan, program, policy, or arrangement of Parent or the Surviving Corporation or any of their respective Subsidiaries (“Parent Employee Benefit Plan”) following the Effective Time or during the calendar year including the Effective Time, Parent shall, or shall cause the Surviving Corporation to:  (i) waive any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to any Covered Employee under any Parent Employee Benefit Plan providing medical, dental, or vision benefits to the same extent such limitation was waived or satisfied under the Company Employee Benefit Plan the Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan and (ii) provide each Covered Employee with credit for any copayments and deductibles paid prior to the Covered Employee’s coverage under any Parent Employee Benefit Plan during the calendar year in which such amount was paid, to the same extent such credit was given under the Company Employee Benefit Plan in which the Covered Employee participated immediately prior to coverage under the Parent Employee Benefit Plan, in satisfying any applicable deductible or out-of-pocket requirements under the Parent Employee Benefit Plan.

(d)          As of the Effective Time, Parent shall cause the Surviving Corporation and their respective Subsidiaries to recognize, all service of each Covered Employee prior to the Effective Time, to the Company (or any predecessor entities of the Company or any of the Company Subsidiaries) for vesting and eligibility purposes (but not for benefit accrual purposes under any defined benefit pension plan or retiree medical benefits, as applicable) to the same extent as such Covered Employee was entitled, before the Effective Time, to credit for such service under any similar Company Plan in which such Covered Employee participated immediately prior to the Effective Time.  In no event shall anything contained in this Section 5.13(d) result in any duplication of benefits for the same period of service.

(e)          Effective as of no later than the day immediately preceding the Closing Date, if requested by Parent in writing at least ten (10) Business Days prior to the Closing Date, the Company shall cause the Kadmon Corporation, LLC Tax Deferred Savings Plan  (the “401(k) Plan”) to be terminated.  If Parent provides such written notice to the Company, the Company shall provide Parent with evidence that the 401(k) Plan has been terminated (effective as of no later than the day immediately preceding the Closing Date), and the Company shall have taken all steps necessary to terminate the 401(k) Plan as Parent may reasonably require.  To the extent that the 401(k) Plan is terminated pursuant to Parent’s request, Covered Employees shall be eligible to participate in a 401(k) plan maintained by Parent or the Surviving Corporation as promptly as practicable following the Closing Date, and Parent or the Surviving Corporation shall take commercially reasonable efforts to effect a direct rollover of any eligible rollover distributions (as defined in Section 402(c)(4) of the Code), including any outstanding loans, to such 401(k) plan maintained by Parent or the Surviving Corporation with respect to each such Covered Employee.

(f)          Without limiting the generality of Section 8.4, nothing in this Section 5.13 shall (i) be construed to limit the right of Parent, the Company, or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Corporation) to amend or terminate any Company Plan or other employee benefit or compensation plan, program, agreement or arrangement to the extent such amendment or termination is permitted by the terms of the applicable plan, (ii) be construed as an amendment to any Company Plan or other employee benefit or compensation plan, program, agreement or arrangement, (iii) be construed to require Parent, the Company, or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Corporation) to retain the employment of any particular Person for any fixed period of time following the Effective Time or (iv) create any third-party beneficiary or other right in any other Person, including any current or former director, officer, employee or other service provider or any participant in any Company Plan, Parent Employee Benefit Plan or other employee benefit plan, program, policy, arrangement or agreement (or any dependent or beneficiary thereof), including any Covered Employee.

Section 5.14          Confidentiality.  The parties hereto acknowledge that Parent and the Company have previously executed a nondisclosure agreement, dated as of July 20, 2021 (as amended, the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

Section 5.15          Obligations of Merger Subsidiary.  Parent shall take all action necessary to cause Merger Subsidiary and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Merger and the Transactions upon the terms and subject to the conditions set forth in this Agreement.  Parent and Merger Subsidiary will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to and in accordance with this Agreement.

Section 5.16          Parent Vote.  Immediately following the execution and delivery of this Agreement, Parent will or will cause the sole stockholder of Merger Subsidiary, to execute and deliver to Merger Subsidiary and the Company a written consent approving the Merger in accordance with the DGCL.

Section 5.17          Takeover Statutes.  If any “takeover law” is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 5.18          Notification of Certain Matters.  Unless prohibited by applicable Law, Parent and the Company shall each promptly notify the other party upon receiving Knowledge of any event, effect, occurrence, fact, circumstance, condition or change that would reasonably be expected to give rise to a failure of a condition precedent in Article VI; provided, however, that the failure to make any such notification (in and of itself) shall not be taken into account in determining whether the conditions set forth in Article VI have been satisfied or give rise to any right of termination to any party hereto under Article VII.

Section 5.19          Actions with Respect to Company Registered Intellectual Property.  The Company will prepare all filings, make all payments or take any similar actions that must be taken by the Company, any Company Subsidiary or Buyer following the Closing Date for the purposes of obtaining, maintaining, perfecting, extending or renewing any Company Registered Intellectual Property during the period that is thirty (30) days following the Closing Date.  The Company will provide Buyer no later than fifteen (15) days prior to the Closing Date, a description of any filings, payments or similar actions that must be taken by the Buyer within sixty (60) days following the Closing Date for the purposes of obtaining, maintaining, perfecting, extending or renewing any Company Registered Intellectual Property.

ARTICLE VI
CONDITIONS TO MERGER

Section 6.1          Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction (or waiver by Parent and the Company) of each of the following conditions at or prior to the Closing:

(a)          Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

(b)          Governmental Approvals.  The waiting periods (and any extensions thereof, including any agreements (i.e., timing agreements or otherwise), understandings or commitments with a Governmental Authority to delay consummation of the Transaction contemplated hereby) applicable to the consummation of the Merger under the HSR Act and any other applicable Antitrust Law shall have expired or been terminated and neither Parent nor the Company shall have received a standard form letter from the Federal Trade Commission (“FTC”) Bureau of Competition, in the form announced and disclosed by the FTC Bureau of Competition on August 3, 2021 and the Parties shall not have been notified by the FTC that the underlying investigation has been closed or otherwise resolved.

(c)          No Legal Prohibition.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any applicable Law, or issued or granted any Order (whether temporary, preliminary or permanent) (any such Law or Order, a “Legal Restraint”), that is in effect and that has the effect of making the Merger illegal or which has the effect of prohibiting, enjoining, preventing or restraining the consummation of the Merger.

Section 6.2          Additional Parent and Merger Subsidiary Conditions.  The obligations of Parent and Merger Subsidiary to consummate the Merger shall be further subject to the satisfaction (or waiver by Parent) of each of the following conditions at or prior to the Closing:

(a)          Compliance with Agreements and Covenants.  The Company shall have performed, or complied with, in all material respects its agreements, covenants and other obligations required by this Agreement to be performed or complied with by the Company at or prior to the Closing Date.

(b)          Accuracy of Representations and Warranties.

(i)          The representations and warranties of the Company set forth in Section 3.2(a) and Section 3.2(b) (first sentence only) (the “Capitalization Representations”) shall be true and correct as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date, except for any de minimis inaccuracies (it being understood that the accuracy of those representations and warranties that address matters only as of a specified date shall be measured as set forth in this clause (b)(i) only as of such date);

(ii)          The representations and warranties of the Company set forth in Section 3.1, Section 3.3(a), Section 3.3(b), Section 3.8 and Section 3.14(g) (the “Fundamental Representations) shall be true and correct as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date, except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date); provided, however, that for purposes of determining the accuracy of the representation and warranty of the Company set forth in the second sentence of Section 3.14(g), for purposes of this Section 6.2(b)(ii), qualifications based on Knowledge of the Company contained in such representation and warranty shall be disregarded;

(iii)          The representations and warranties of the Company set forth in this Agreement (other than the Capitalization Representations and the Fundamental Representations) shall be true and correct as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) for any failure to be so true and correct which has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in this Agreement for purposes of this Section 6.2(b)(iii), all qualifications in the representations and warranties based on a “Company Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases (but not dollar thresholds) contained in such representations and warranties shall be disregarded.

(c)          Receipt of Officers’ Certificate.  Parent and Merger Subsidiary shall have received a certificate, signed for and on behalf of the Company by an executive officer of the Company, certifying the satisfaction of the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(d).

(d)          No Company Material Adverse Effect.  There shall not have occurred or arisen any Company Material Adverse Effect that is continuing.

Section 6.3          Additional Company Conditions.  The obligations of the Company to consummate the Merger shall be further subject to the satisfaction (or waiver by the Company) of each of the following conditions at or prior to the Closing:

(a)          Compliance with Agreements and Covenants.  Parent and Merger Subsidiary shall have performed, or complied with, in all material respects all of their respective agreements, covenants and obligations required by this Agreement to be performed or complied with by each of them at or prior to the Closing Date.

(b)          Accuracy of Representations and Warranties.

(i)          The representations and warranties of Parent and Merger Subsidiary set forth in Section 4.1, and Section 4.2(a) shall be true and correct in all material respects as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date, except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respects as of such particular date); and

(ii)          The representations and warranties of Parent and Merger Subsidiary set forth in this Agreement (other than set forth in Section 4.1 and Section 4.2(a)) shall be true and correct as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) for any failure to be so true and correct which has not had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Merger Subsidiary or Parent to consummate the Transactions, and (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Merger Subsidiary or Parent to consummate the Transactions); provided, however, that for purposes of determining the accuracy of the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement for purposes of this Section 6.3(b)(ii), all materiality qualifications and other qualifications based on the word “material” or similar phrases (but not dollar thresholds) contained in such representations and warranties shall be disregarded.

(c)          Receipt of Officers’ Certificate.  The Company shall have received a certificate, signed for and on behalf of Parent and Merger Subsidiary by an executive officer of each of Parent and Merger Subsidiary, certifying the satisfaction of the conditions set forth in Section 6.3(a) and Section 6.3(b).

ARTICLE VII
TERMINATION

Section 7.1          Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as provided herein), only as follows:

(a)          by mutual written agreement of Parent and the Company; or

(b)          by either Parent or the Company if the Effective Time shall not have occurred on or before March 7, 2022 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party hereto whose failure to perform or comply with any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to have occurred on or before the Termination Date; or

(c)          by either Parent or the Company if the Stockholders Meeting shall have been held and the Company Stockholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof; or

(d)          by either Parent or the Company if any Legal Restraint permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and nonappealable (whether before or after the receipt of the Company Stockholder Approval); or

(e)          by the Company in the event (i) of a breach of any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement or (ii) that any of the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions set forth in Section 6.3(a) and Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, as applicable; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent or Merger Subsidiary or such inaccuracies in the representations and warranties of Parent or Merger Subsidiary are curable by Parent or Merger Subsidiary prior to the Termination Date, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e) until thirty (30) calendar days after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if such breach or inaccuracy by Parent or Merger Subsidiary is cured within such thirty (30) calendar day period); or

(f)          by the Company, at any time prior to the time the Company Stockholder Approval is obtained, if (i) the Company Board authorizes the Company, subject to complying in all material respects with the terms of Section 5.3, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; and (ii) the Company pays to Parent the Company Termination Fee in accordance with Section 7.4(a); or

(g)          by Parent in the event (i) of a breach of any covenant or agreement on the part of the Company set forth in this Agreement or (ii) that any of the representations and warranties of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as applicable, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, as applicable; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company prior to the Termination Date, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) until thirty (30) calendar days after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable (it being understood that Parent and Merger Subsidiary may not terminate this Agreement pursuant to this Section 7.1(g) if such breach or inaccuracy by the Company is cured within such thirty (30) calendar day period); or

(h)          by Parent in the event that, prior to receipt of the Company Stockholder Approval, a Change of Recommendation shall have occurred; or

Section 7.2          Notice of Termination.  A party terminating this Agreement pursuant to Section 7.1 (other than Section 7.1(a)) shall deliver a written notice to the other party setting forth specific basis for such termination and the specific provision of Section 7.1 pursuant to which this Agreement is being terminated.  A valid termination of this Agreement pursuant to Section 7.1 (other than Section 7.1(a)) shall be effective upon receipt by the non-terminating party of the foregoing written notice, validly given.

Section 7.3          Effect of Termination.  In the event of a valid termination of this Agreement pursuant to Section 7.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any stockholder, director, manager, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 5.4(c), Section 5.8, Section 5.14, this Section 7.3, Section 7.4 and Article VIII, each of which shall survive the termination of this Agreement, (b) that nothing herein shall relieve any party or parties hereto, as applicable, from liability for any Fraud committed in connection with this Agreement or any of Transactions and (c) that nothing herein shall relieve any party or parties hereto, as applicable, from liability for Willful Breach in connection with this Agreement or any of the Transactions.  In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which shall survive termination of this Agreement in accordance with their respective terms and remain fully enforceable in accordance with their respective terms.  For purposes of this Agreement, “Willful Breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the Knowledge that the taking of or the omission of taking such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement; provided that, without limiting the meaning of Willful Breach, the parties hereto acknowledge and agree that any failure by any party to consummate the Merger and the Transactions after the applicable conditions to the Closing set forth in Article VI have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at the time of such failure to consummate the Merger), shall constitute a Willful Breach of this Agreement.

Section 7.4          Company Termination Fees.

(a)          In the event that (A) this Agreement is terminated pursuant to Section 7.1(c), (B) following the execution of this Agreement and prior to the time at which a vote is taken on the adoption of this Agreement at the Stockholders Meeting (or an adjournment or postponement thereof) an offer or proposal for a Competing Acquisition Transaction is publicly announced or shall become publicly known and is not publicly withdrawn prior to the Stockholders Meeting and (C) within twelve (12) months following the termination of this Agreement pursuant to Section 7.1(c), the foregoing Competing Acquisition Transaction is consummated or the Company enters into an Alternative Acquisition Agreement with respect to a Competing Acquisition Transaction, then within two (2) Business Days after the earlier of the entry into an Alternative Acquisition Agreement and the consummation of such Competing Acquisition Transaction, the Company shall pay to Parent (or its designee) the Company Termination Fee. “Company Termination Fee” means an amount equal to $60,125,000. In the event that this Agreement is terminated pursuant to Section 7.1(f), then as a condition to such termination of this Agreement, the Company shall pay to Parent (or its designee) the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(b)          In the event that (A) this Agreement is terminated pursuant to Section 7.1(b) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the proviso to Section 7.1(b) or Section 7.1(g) as a result of the material breach of the Company’s covenants and agreements set forth in Section 5.3, (B) any Person shall have publicly disclosed an offer or proposal for a Competing Acquisition Proposal after the date hereof and shall not have publicly withdrawn such offer or proposal for a Competing Acquisition Proposal prior to (1) in the case of this Agreement being subsequently terminated pursuant to Section 7.1(b), the date that is two (2) Business Days prior to the Termination Date or (2) in the case of this Agreement being subsequently terminated pursuant to Section 7.1(g), the time of the breach or failure to perform giving rise to such termination and (C) within twelve (12) months following the termination of this Agreement pursuant to Section 7.1(b) or Section 7.1(g), the foregoing Competing Acquisition Transaction is consummated,  or the Company enters into an Alternative Acquisition Agreement with respect to a Competing Acquisition Transaction, then within two (2) Business Days after the earlier of the entry into such Alternative Acquisition Agreement and the consummation of such Competing Acquisition Transaction, the Company shall pay to Parent (or its designee) the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(c)          In the event that this Agreement is terminated pursuant to Section 7.1(h), then within two (2) Business Days after demand by Parent, the Company shall pay to Parent (or its designee) the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(d)          The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(e)          Recovery.  Parent, Merger Subsidiary and the Company hereby acknowledge and agree that the covenants set forth in this Section 7.4 are an integral part of this Agreement and the Merger, and that, without these agreements, Parent, Merger Subsidiary and the Company would not have entered into this Agreement.  Accordingly, if the Company fails to promptly pay any amounts due pursuant to Section 7.4 and, in order to obtain such payment, Parent commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 7.4 or any portion thereof, the Company will pay to Parent its out-of-pocket costs and expenses (including reasonable attorneys’ and experts’ fees and costs) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate equal to the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made plus 1% through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law.

(f)          Acknowledgement.  Each of the parties acknowledges and agrees that the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 7.4 are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions and shall be (together with all interest as described in Section 7.4(e)) the sole monetary remedy of Parent in the event of a termination of this Agreement where the Company Termination Fee is payable by the Company pursuant to Section 7.4 and the Company Termination Fee is actually paid to Parent.

ARTICLE VIII
MISCELLANEOUS PROVISIONS

Section 8.1          Amendment or Supplement.  Subject to applicable Law, this Agreement may be amended by the parties hereto at any time only by execution of an instrument in writing signed on behalf of each of Parent, Merger Subsidiary and the Company; provided, however, that after the Company Stockholder Approval shall have been obtained, no amendment shall be made to this Agreement that requires the further approval of such stockholders of the Company without such further approval.

Section 8.2          Extension of Time, Waiver, etc.  At any time prior to the Effective Time, any party may, subject to applicable Law:  (a) waive any inaccuracies in the representations and warranties of any other party hereto; provided, however, that after adoption of this Agreement by the holders of Company Common Stock (if applicable), no waiver shall be made which would pursuant to applicable Law require further approval by such holders without obtaining such further approval; (b) extend the time for the performance of any of the obligations or acts of any other party hereto; or (c) to the extent permitted by applicable Law, waive compliance by the other party with any of the agreements contained in this Agreement.  Notwithstanding the foregoing, no failure or delay by the Company, Merger Subsidiary or Parent in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.3          No Survival.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing.  This Section 8.3 shall not limit the survival of any covenant or agreement of the parties hereto contained in this Agreement which by its terms contemplates performance in whole or in part after the Closing.

Section 8.4          Entire Agreement; No Third Party Beneficiary.  This Agreement, including the exhibits hereto, the Company Disclosure Letter and the documents and instruments relating to the Merger referred to in this Agreement, constitutes, together with the Confidentiality Agreement, the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement, provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement is terminated in accordance with its terms.  EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR IN ANY CERTIFICATE DELIVERED IN CONNECTION WITH THE CONSUMMATION OF THE MERGER, NEITHER PARENT AND MERGER SUBSIDIARY, ON THE ONE HAND, NOR THE COMPANY, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES (EXPRESS OR IMPLIED), AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION MADE AVAILABLE WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.  This Agreement is not intended, and shall not be deemed, to create any agreement of employment with any person, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto, except (a) with respect to the Indemnified Persons who are express third party beneficiaries of Section 5.10 and (b) from and after the Effective Time, the right of the holders of Company Common Stock to receive the Merger Consideration payable in accordance with Section 1.3.

Section 8.5          Applicable Law; Jurisdiction.

(a)          THIS AGREEMENT SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE CONFLICTS OF LAW PRINCIPLES.  The parties hereto hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery shall lack subject matter jurisdiction, the federal courts of the United States of America located in the County of New Castle, Delaware, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceedings shall be heard and determined in such courts.  The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.9 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.  EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.5.

Section 8.6          Specific Performance.

(a)          The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including any party hereto failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions.  The parties hereto acknowledge and agree that, subject to Section 7.4, (A) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (B) the provisions of Section 7.4 are not intended to and do not adequately compensate Parent and Merger Subsidiary for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement.

(b)          The parties hereto hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by any party hereto, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any party under this Agreement.  Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party hereto irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.  The parties hereto further agree that (i) by seeking the remedies provided for in this Section 8.6, a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.6 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 8.6 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 8.6 prior or as a condition to exercising any termination right under Article VII (and pursuing damages after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 8.6 or anything set forth in this Section 8.6 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter.

(c)          Notwithstanding anything to the contrary in this Agreement, to the extent any party hereto brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to specifically enforce any provision that expressly survives termination of this Agreement) when expressly available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended to (i) the twentieth (20th) business day following the resolution of such action, suit or proceeding, or (ii) such other time period established by the court presiding over such action, suit or proceeding.

Section 8.7          Non-Reliance.

(a)          Parent and Merger Subsidiary hereby acknowledge and agree (each for itself and on behalf of its Affiliates and Representatives) that, as of the Agreement Date, Parent, Merger Subsidiary and their respective Affiliates and Representatives (a) have received full access to (i) such books and records, facilities, equipment, contracts and other assets of the Company that Parent and Merger Subsidiary and their respective Affiliates and Representatives, as of the Agreement Date, have requested to review and (ii) the electronic data room hosted by the Company in connection with the transactions contemplated by this Agreement (the “Electronic Data Room”), and (b) have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

(b)          In connection with the due diligence investigation of the Company by Merger Subsidiary and Parent and their respective Affiliates and Representatives, Merger Subsidiary and Parent and their respective Affiliates and Representatives have received and may continue to receive after the Agreement Date from the Company and its Affiliates and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations.  Merger Subsidiary and Parent hereby acknowledge and agree that:  (i) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Merger Subsidiary and Parent are familiar; (ii) Merger Subsidiary and Parent are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans); and (iii) except in the case of Fraud, Merger Subsidiary and Parent hereby waive any claim against the Company or any Company Subsidiaries, or any of their respective Affiliates or Representatives with respect to any information described in this Section 8.7 and have relied solely on the results of their own independent investigation and on the representations and warranties made by the Company and contained in Article III.  Accordingly, Merger Subsidiary and Parent hereby acknowledge and agree that none of the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

Section 8.8          Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties hereto, and any attempt to make any such assignment without such consent shall be null and void, except that each of Parent and Merger Subsidiary may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any one or more direct or indirect wholly owned Subsidiaries of Parent without the consent of the Company, but no such assignment shall relieve Parent or Merger Subsidiary of any of its obligations under this Agreement.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

Section 8.9          Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) when received by the addressee if sent by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.9):

if to Merger Subsidiary or Parent:

Sanofi
54, rue La Boétie
75008 Paris - France
Email:	Global_GeneralCounsel@sanofi.com
Attention:	General Counsel

with a copy to (which copy shall not constitute notice):

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention:	Michael J. Aiello;
Eoghan Keenan
E-mail:	michael.aiello@weil.com;
eoghan.keenan@weil.com

if to the Company:

Kadmon Holdings, Inc.
450 East 29th Street
New York, NY 10016
Email:	greg@kadmon.com
Attention:	Gregory S. Moss

with a copy to (which copy shall not constitute notice):

DLA Piper LLP (US)
6225 Smith Avenue
Baltimore, MD 21209
Attention:	Howard Schwartz;
J.A. Glaccum
E-mail:	howard.schwartz@dlapiper.com;
j.a.glaccum@us.dlapiper.com

Section 8.10          Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 8.11          Fees and Expenses.  Except as expressly provided for in this Agreement, including Section 5.4(c) and Section 5.6(a), all fees and expenses shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.

Section 8.12          Construction.

(a)          For purposes of this Agreement, whenever the context requires:  (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include the masculine and feminine genders.

(b)          The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)          As used in this Agreement, (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”, (ii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”, (iii) the word “or” shall not be exclusive, (iv) the word “will” shall be construed to have the same meaning as the word “shall” and (v) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

(d)          Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.  The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e)          The phrases “made available to”, “provided to,” “furnished to,” by the Company, and phrases of similar import when used in this Agreement, unless the context otherwise requires, means that a copy of the information or material referred to (i) has been provided by the Company to Parent, including by means of being provided for review in the Electronic Data Room, in connection with this Agreement (ii) has been filed by the Company in the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) Database for the SEC, in each case, at least one (1) day prior to the Agreement Date.

(f)          When calculating the period of time before which, within which or after which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. All references in this Agreement to a number of days are to such number of calendar days unless Business Days are specified.

(g)          Unless otherwise specifically indicated, any reference in this Agreement to $ means U.S. dollars.

(h)          The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(i)          References to a person are also to is permitted successors and assigns.

Section 8.13          Counterparts; Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SANOFI

By:	/s/ Karen Linehan
	Name:	Karen Linehan
	Title:	Executive Vice President, Legal Affairs and General Counsel

LATOUR MERGER SUB, INC.

By:	/s/ Gustavo Pesquin
	Name:	Gustavo Pesquin
	Title:	President

KADMON HOLDINGS, INC.

By:	/s/ Harlan W. Waksal
	Name:	Harlan W. Waksal
	Title:	President and Chief Executive Officer

[Signature Page]

EXHIBIT A
DEFINITIONS

1.1          Cross Reference Table.  The following terms defined elsewhere in this Agreement in the Sections set forth below will have the respective meanings therein defined.

Terms	Definition
401(k) Plan	Section 5.13(e)
Acceptable Confidentiality Agreement	Section 5.3(b)
Agreement Date	Preamble
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.3(a)(iv)
Balance Sheet	Section 3.5(c)
Capitalization Date	Section 3.2(a)
Capitalization Representations	Section 6.2(b)(i)
CBAs	Section 3.15
Certificates	Section 1.3(a)
Change of Recommendation	Section 5.3(d)(i)
Closing Date	Section 1.1(b)
Closing	Section 1.1(b)
Common Stock Merger Consideration	Section 1.2(a)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 3.3(b)
Company Charter Documents	Section 3.1
Company Disclosure Letter	Article III
Company Equity Appreciation Right Consideration	Section 1.5(b)
Company Financial Advisor	Section 3.8
Company Material Contract	Section 3.17(a)
Company Option Merger Consideration	Section 1.5(a)
Company Preferred Stock	Section 3.2(a)
Company Registered Intellectual Property	Section 3.14(a)
Company SEC Reports	Section 3.5(a)
Company Stock Appreciation Right Consideration	Section 1.5(b)
Company Stockholder Approval	Section 3.3(a)
Company Subsidiaries	Section 3.1
Company Termination Fee	Section 7.4(a)
Confidentiality Agreement	Section 5.14
Continuation Period	Section 5.13(a)
Convertible Notes	Section 5.9
Convertible Preferred Stock	Section 3.2(a)
Covered Employees	Section 5.13(a)
D&O Insurance	Section 5.10(c)
Determination Notice	Section 5.3(e)(ii)
DGCL	Section 1.1(a)
Dissenting Shares	Section 1.4
Effective Time	Section 1.1(c)

Electronic Data Room	Section 8.7(a)
Equity Interests	Section 3.2(b)
Exchange Agent	Section 1.3(a)
Exchange Fund	Section 1.3(a)
Foreign Antitrust Laws	Section 3.3(c)
FTC	Section 6.1(b)
Fundamental Representations	Section 6.2(b)(ii)
Government Antitrust Entity	Section 5.6(d)(ii)

Indemnified Persons	Section 5.10(a)
Indenture	Section 5.9(a)
Insurance Policies	Section 3.16
Interim Period	Section 5.1
Leased Real Property	Section 3.18(b)
Legal Restraint	Section 6.1(c)
Merger Consideration	Section 1.2(a)
Merger Subsidiary	Preamble
Merger	Recitals
Notice Period	Section 5.3(e)(ii)
Parent Employee Benefit Plan	Section 5.13(c)
Parent	Preamble
Permits	Section 3.12(c)
Preferred Stock Merger Consideration	Section 1.2(d)
Proxy Statement	Section 5.4
SEC	Section 3.5(a)
Stockholders Meeting	Section 5.5
Surviving Corporation	Section 1.1(a)
Termination Date	Section 7.1(b)
Transaction Litigation	Section 5.11
Uncertificated Shares	Section 1.3(a)
Willful Breach	Section 7.3

1.2          Certain Definitions.  The following terms, as used herein, have the following meanings, which meanings shall be applicable equally to the singular and plural of the terms defined:

“Acquisition Proposal” means any bona fide written offer, proposal or similar indication of interest contemplating or otherwise relating to an Acquisition Transaction (other than an offer, proposal or similar indication of interest by Parent, Merger Subsidiary or one of Parent’s other Subsidiaries).

“Acquisition Transaction” means any transaction or series of related transactions (other than the Transactions) involving:  (i) any acquisition or purchase by any Person, directly or indirectly, of more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Person beneficially owning more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company; (ii) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and any Person; or (iii) any sale, lease, exchange, transfer or other disposition to any Person of more than fifteen percent (15%) of the consolidated assets, revenue or net income of the Company and the Company Subsidiaries (with assets being measured by the fair market value thereof); provided that, for the avoidance of doubt, all references to “Person” in this definition shall include any “group” as defined pursuant to Section 13(d) of the Exchange Act but shall exclude Parent or any of its Affiliates or Representatives.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977; the Anti-Kickback Act of 1986; the UK Bribery Act of 2010; and the Anti-Bribery Laws of the People’s Republic of China or any applicable Laws of similar effect, in each case, as amended and the related regulations and published interpretations thereunder; and any other anti-bribery, anti-corruption, anti-money laundering, export controls or sanctions Laws promulgated by any Governmental Authority.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the HSR Act, and all other Laws, including merger control Laws and Foreign Antitrust Laws, prohibiting, limiting, or promulgated or intended to govern conduct having the purpose or effect of monopolization, restraint of trade, or substantial lessening of competition.

“Belumosudil” means 2-{3-[4-(1H-indazol-5-ylamino)-2-quinazolinyl]phenoxy}-N-(propan-2-yl) acetamide, which has several synonyms including but not limited to 2-[3-[4-(1H-indazol-5-ylamino)quinazolin-2-yl]phenoxy]-N-isopropylacetamide, 2-[3-[4-(1H-indazol-5-ylamino)quinazolin-2-yl]phenoxy]-N-propan-2-ylacetamide, 2-[3-[4-(1H-indazol-5-ylamino)-2-quinazolinyl]phenoxy]-N-(1-methylethyl)-acetamide, “KD025”,  KD-025 and Slx-2119, and any salt, including methane sulfonic acid salt, any metabolite, prodrug, free-base form, hydrate, solvate, chelate, amorphous form, crystalline form, co-crystalline form, polymorph, racemate, isotope, isomer, stereoisomer, enantiomer, tautomer, optically active form thereof.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York are authorized or required by Law to be closed for business.

“Capped Call Documentation” means the written confirmations that relate to call options on the Company Common Sock relating to the Convertible Notes.

“Capped Call Transactions” means the transactions contemplated by the Capped Call Documentation.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020 (Pub. L. 116–136) (including any changes in state or local law that are analogous to provisions of the CARES Act or adopted to conform to the CARES Act), including the Paycheck Protection Program Flexibility Act (P.L.116-142), and any legislative or regulatory guidance issued pursuant thereto.

“Certificate of Designation” means the Certificate of Designation of the Company, dated July 26, 2016 designating the Convertible Preferred Stock.

“Clinical Trials” means, together with the ROCKSTAR Study, KD025-208, a separate study consisting of 54 patients, formed a combination of Phase 2 Clinical Trials powered to achieve statistical significance in a clinically significant primary endpoint of overall response rate as defined by the 2014 NIH Consensus Development Project on Clinical Trials in cGVHD and as assessed by investigators.

“Code” means Internal Revenue Code of 1986, as amended.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Employee” means any employee or officer of the Company or any of the Company Subsidiaries.

“Company Employee Agreement” means any employment, consulting, bonus, incentive, deferred compensation, equity or equity-based compensation, severance, termination, retention, transaction bonus, change in control, or other similar Contract, other than any Company Employee Benefit Plan, between:  (i) the Company or any Company Subsidiaries and (ii) any current or former Company Employee or director or other individual service provider of the Company or any Company Subsidiary.

“Company Employee Benefit Plan” means an Employee Benefit Plan maintained, adopted, sponsored, contributed or required to be contributed to by the Company, any Company Subsidiary or any Entity with which the Company or any Company Subsidiary is considered a single employer under Section 414(b), (c) or (m) of the Code (a “Company ERISA Affiliate”) with respect to any current or former employee, officer or director of the Company or any of the Company Subsidiaries or any beneficiary or dependent thereof or with respect to which the Company, any of the Company Subsidiaries or any Company ERISA Affiliate would reasonably be expected to have any material liability.

“Company Equity Appreciation Right” means equity appreciation rights issued by the Company pursuant to a Stock Plan.

“Company Equity Awards” means the Company Options, Company Stock Appreciation Rights and Company Equity Appreciation Rights, issued under the Stock Plans.

“Company ESPP” means the Kadmon Holdings, Inc. Amended and Restated 2016 Employee Stock Purchase Plan.

“Company Intellectual Property” means all of the Intellectual Property Rights owned or purported to be owned by the Company or any Company Subsidiary (whether solely or jointly with one or more other Persons) or exclusively licensed to the Company or any Company Subsidiary.

“Company Intervening Event” means any event, development or change in circumstances that materially affects the business, assets or operations of the Company (other than any event, occurrence, fact or change primarily resulting from a breach of this Agreement by the Company) and that was neither known to the Company Board nor reasonably foreseeable as of or prior to the date of this Agreement, which event, occurrence, fact or change becomes known to the Company Board prior to the Company Stockholder Approval, other than (a) changes in the Company Common Stock price, in and of itself (however, the underlying reasons for such changes may constitute a Change Intervening Event), (b) any Acquisition Proposal or (c) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (however, the underlying reasons for such events may constitute a Company Intervening Event).

“Company Material Adverse Effect” means any event, effect, occurrence, fact, circumstance, condition or change that, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on (a) the business, operations, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the Transactions; provided, however, that, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and except as provided below, none of the following shall be taken into account in determining whether there is, or would reasonably be likely to be, a Company Material Adverse Effect:

(i)          general economic or political conditions (or changes or disruptions in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii)          conditions (or changes or disruptions in such conditions) generally affecting the industries in which the Company and Company Subsidiaries operate;

(iii)          conditions (or changes or disruptions in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in equity, debt, derivative or hybrid securities, securities generally (including Company Common Stock) on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iv)          political conditions (or changes or disruptions in such conditions) in the United States or any other country or region in the world or acts of war (whether or not declared), armed or unarmed hostilities or attacks, acts of terrorism, sabotage, or the escalation or worsening thereof in the United States or any other country or region in the world;

(v)          (A) the failure of Parent or Merger Subsidiary to comply with their respective obligations under this Agreement, (B) any actions taken by the Company or the Company Subsidiaries to which Parent has requested or (C) the Company taking any action required by this Agreement;

(vi)          any changes in applicable Law (including COVID-19 Measures), accounting rules (including GAAP) or other legal or regulatory conditions or the enforcement, implementation or interpretation thereof;

(vii)          other than for purposes of Section 3.3(c) and Section 3.3(d) (but subject to disclosure in the Company Disclosure Letter for such Sections), the announcement, pendency or completion of this Agreement;

(viii)          any natural hurricane, earthquake, flood, disaster, acts of God, pandemic (including COVID-19) or other force majeure events in the United States or any other country or region in the world;

(ix)          changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any internal or published forecasts, estimates, projections or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (provided that the underlying causes of such changes or failures (subject to the other provisions of this definition) shall not be excluded);

(x)          any regulatory, preclinical or clinical event, occurrence, circumstance, change, effect or development relating to any Company Product in pre-clinical or clinical research and development (including, for the avoidance of doubt, (A) any test or results or announcements thereof, (B) increased incidence or severity of previously identified side effects, adverse effects, adverse events or safety observations or (C) reports of new side effects, adverse effects, adverse events or safety observations); provided that this clause (x) shall not apply to events, occurrences, circumstances, changes, effects or developments relating to the safety of Belumosudil, which (subject to the other provisions of this definition) shall not be excluded; or

(xi)          any matters disclosed in the Company Disclosure Letter;

except, with respect to clause (i), (ii), (iii), (iv), or (vi) of this definition, to the extent such event, effect, occurrence, fact, circumstance, condition or change disproportionately affects the Company relative to other participants in the industries or geographies in which the Company operates or the economy generally, as applicable.

“Company Option” means an option to purchase shares of Company Common Stock pursuant to a Stock Plan.

“Company Plan” means any Company Employee Benefit Plan or Company Employee Agreement.

“Company Product(s)” means any and all products that currently are in development, marketed, offered, sold, licensed, provided or distributed by, or on behalf of, the Company or any Company Subsidiary.

“Company Stock Appreciation Right” means stock appreciation rights issued pursuant to a Stock Plan.

“Competing Acquisition Transaction” has the same meaning as “Acquisition Transaction” except that all references therein to “15%” shall be references to “50%.”

“Contract” means any agreement, contract, subcontract, lease, understanding, instrument, note, bond, mortgage, indenture, option, warranty, insurance policy, benefit plan or other legally binding commitment.

“Convertible Preferred Liquidation Amount” means, as calculated pursuant to Section 4(a) of the Certificate of Designation, an amount equal to the greater of (a) (i) the Stated Liquidation Preference Amount (as defined in the Certificate of Designation) per Preferred Share (as defined in the Certificate of Designation), plus (ii) any dividends (whether or not earned or declared) accrued and unpaid thereon from the last Dividend Payment Date (as defined in the Certificate of Designation) to the Closing or (b) the amount per Preferred Share equal to the amount which would have been payable to each Preferred Share had each Preferred Share been converted into Company Common Stock prior to the Closing.

“COVID-19” means SARS-CoV-2 or COVID-19, and all evolutions, variations or mutations thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, reduced capacity, social distancing, shut down, closure, sequester, safety or any other guideline, recommendation, law, order or directive promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act.

“Employee Benefit Plan” means (i) each “employee benefit plan” (as such term is defined in ERISA Sec. 3(3)); and (ii) each other employee benefit plan, program, policy or arrangement, including any retirement, post-retirement, paid time-off, deferred compensation, profit sharing, unemployment compensation, welfare, fringe benefit, bonus, incentive, equity or equity-based compensation, severance, termination, retention, transaction bonus, change in control plan, program, policy or arrangement (whether or not subject to ERISA Sec. 3(3)).

“Entity” means any corporation (including any non‑profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health, worker health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“FDA” means the United States Food and Drug Administration.

“FDA Fraud Policy” means the policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991).

“Fraud” means the actual, knowing and intentional fraud of any Person in connection with the representations and warranties set forth in Article III and Article IV.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“Governmental Authority” means any federal, state, local, international, multinational, supranational or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Authorization” means any:  (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; or (b) right under any Contract with any Governmental Authority.

“Hazardous Materials” means any waste, material, or substance that is listed, regulated or defined under any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste.

“Health Authority” means the Governmental Authorities that administer Health Laws, including the FDA, Center for Medicare and Medicaid Services, and the Department of Health and Human Services Office of Inspector General.

“Health Law” means any applicable Law regarding biopharmaceutical and health care products and services applicable to the Company or Company Products, including any applicable Law the purpose of which is to ensure the safety, efficacy and quality of biopharmaceutical products by regulating the research, development, manufacturing and distribution of such products, any applicable Law relating to the import or export of the Company Products, any applicable Law relating to good laboratory practices, good clinical practices, investigational use, product marketing authorization, manufacturing facilities compliance, packaging, good manufacturing practices, labeling, advertising, promotional practices, safety surveillance, record keeping and filing of required reports, and relating to promotion and sales of pharmaceutical products to providers and facilities that bill or submit claims under government healthcare programs, including where applicable (i) the Federal Food, Drug, and Cosmetic Act, (ii) the Public Health Service Act, (iii) the Anti-Kickback Statute (42 U.S.C. Sec. 1320a-7b(b)), (iv) the False Claims Act (31 U.S.C. Sec. 3729 et seq.), (v) the Exclusion Laws (42 U.S.C.Sec.Sec. 1320a-7 and 1320a-7a),(vi) the Program Fraud Civil Remedies Act (31 U.S.C. Sec.Sec. 3801-3812), (vii) the Civil Monetary Penalties Law (42 U.S.C. Sec. 1320a-7a),(viii) the Federal Health Care Fraud Law (18 U.S.C. Sec. 1347), (ix) Physician Payments Sunshine Act (42 U.S.C. Sec. 1320a–7h), (x) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (codified at 42 U.S.C. Sec. 300gg and 29 U.S.C. Sec. 1181 et seq. and 42 USC 1320d et seq.) (HIPAA), (xi) Medicare (Title XVIII of the Social Security Act), (xii) Medicaid (Title XIX of the Social Security Act), (xiii) the Occupational Safety and Health Act and (xiv) all applicable state privacy and confidentiality laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, all (a) indebtedness for borrowed money (including the issuance of any debt security) to any Person (other than the Company or its Subsidiary), (b) other indebtedness of such Person evidenced by credit agreements, notes, bonds, indentures, securities, debentures or similar Contracts to any Person, and (c) any obligations in respect of letters of credit and bankers’ acceptances (other than letters of credit used as security for leases) and all indebtedness of another Person referred to in clauses (a) through (c) above guaranteed by such Person.

“Intellectual Property Rights” means any and all statutory and/or common law rights throughout the world in, arising out of, or associated with any of the following:  (i) all United States and foreign patents and utility models and applications therefor (including provisional applications) and all reissues, divisions, renewals, reexaminations, extensions, provisionals, substitutions, continuations, continuations in part  and equivalents thereof (collectively, “Patents”); (ii) all Trade Secrets; (iii) copyrights and copyrightable works, database and design rights, including data collections, and all other rights, including “moral” rights corresponding thereto in any works of authorship (including copyrights in Software), whether published or unpublished (collectively, “Copyrights”); (iv) all trademark rights and similar rights in trade names, trade dress, logos, trademarks and service marks, brand names, corporate names and other indicia of commercial source or origin, together with the goodwill associated with any of the foregoing (collectively, “Trademarks”); (v) all rights in databases and data collections (including knowledge databases, customer lists and customer databases); (vi) all rights to uniform resource locators, web site addresses and domain names (collectively, “Domain Names”); (vii) any similar, corresponding or equivalent rights to any of the foregoing; and (viii) any registrations of or applications to register any of the foregoing.

“IT Assets” means all computers (including, servers, firewalls, workstations, desktops, laptops and handheld devices), Software, websites, hardware, networks, firmware, middleware, routers, hubs, switches, data communications lines, data storage devices, information security and telecommunications capabilities, data centers, operating systems and all other information technology equipment and other similar or related items of information technology systems, hardware and infrastructure, in each of the foregoing, owned, licensed or used by the Company or any of the Company Subsidiaries.

“Knowledge” means, with respect to the Company, the actual knowledge of those individuals set forth in Section 1.01(a) of the Company Disclosure Letter after reasonable inquiry of such Person’s direct reports. With respect to Company Intellectual Property, “Knowledge” or “Known” includes reasonable inquiry of such Person’s direct reports but does not require the Company to conduct, have conducted, obtain, review or have reviewed any freedom to operate opinions or similar opinions of counsel.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority, excluding, for the avoidance of doubt, the provisions of any Contract between the Company or any Company Subsidiary and a Governmental Authority entered into in the ordinary course with respect to Company Products.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Licensed Intellectual Property” means all of the Intellectual Property Rights owned by a third party that is licensed to the Company or any Company Subsidiary pursuant to a written Contract to which Company or a Company Subsidiary is a party.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, option, right of first refusal or offer, preemptive right, encumbrance or community property interest of any kind or nature whatsoever.

“Nasdaq” means The NASDAQ Global Market.

“Object Code” means computer Software in binary form that, is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“Order” means, with respect to any Person, any order, judgment, decision, decree, injunction, ruling, writ, assessment or other similar requirement issued, enacted, adopted, promulgated or applied by any Governmental Authority or arbitrator that is binding on or applicable to such Person.

“Permitted Lien” means (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business that are not due and payable or that are being contested in good faith by appropriate proceedings; (ii) Liens for Taxes that are not due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company’s consolidated financial statements in accordance with GAAP and disclosed to Parent; (iii)  minor defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar Liens that would not, individually or in the aggregate, reasonably be expected to materially impair the value of or continued use and operation of the properties and assets to which they relate; (iv) zoning, building and other similar Laws (excluding violations thereof); (v) Liens discharged at or prior to the Closing; (vi) statutory Liens to secure obligations to landlords, lessors or renters under leases or rental agreements that have not been breached; (vii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (viii) non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business; and (ix) non-monetary Liens (excluding Liens on Intellectual Property Rights) that do not, individually or in the aggregate, materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of the Company and the Company Subsidiaries, taken as a whole.

“Person” means any individual, Entity or Governmental Authority.

“Personal Data” means (i) any information defined as “personal data”, “personally identifiable information” or “personal information” under any Privacy and Data Security Requirement, (ii) any information that, alone or in combination with other information, can reasonably be used to identify an individual natural person or relating to an identified or identifiable natural person, directly or indirectly, including name, a unique identification number, government-issued identifier (including Social Security number and driver’s license number), physical address, gender and date of birth and (iii) individually identifiable health information constituting “protected health information” as defined under 45 C.F.R. Sec. 160.103.  Personal Data that has been pseudonymized shall also be considered Personal Data to the extent treated as such under any Privacy and Data Security Requirement.

“Privacy and Data Security Requirements” means (i) any Laws and self-regulatory guidelines (including of any applicable foreign jurisdiction) regulating the Processing of Personal Data, (ii) obligations under all Contracts to which the Company or any of the Company Subsidiaries is a party that relate to Personal Data and (iii) all of the Company’s and the Company Subsidiaries’ internal and publicly posted policies and notices (including if posted on the Company’s or the Company Subsidiaries’ products and services) regarding the Processing of Personal Data.

“Process” or “Processing” with regard to Personal Data means the collection, receipt, use, storage, safeguarding, securing (technical, physical or administrative), maintenance, retention, transmission, access, processing, recording, distribution, transfer (including cross-border), sharing, import, export, protection (including security measures), deletion, disposal or disclosure or other activity regarding Personal Data (whether electronically or in any other form or medium).

“Real Property Leases” means the leases, subleases, licenses and occupancy agreements, together with all amendments thereto, underlying the Leased Real Property or otherwise affecting the Leased Real Property.

“Registered Intellectual Property” means all United States, international and foreign:  (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) Domain Names; and (v) any other material Intellectual Property Rights, in each case, that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.

“Regulatory Permits” means governmental licenses, franchises, permits, certificates, consents, approvals, clearances, exemptions, registrations, listing, concessions or other authorizations required to have been obtained from, or filings required to have been made with, Governmental Authorities pursuant to a Health Law in order to allow the conduct of a regulated activity.

“Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors and investment bankers.

“ROCKSTAR Study” means the Company’s clinical trial, KD025-213, a Phase 2 Clinical Trial in oncology with 132 patients powered to achieve statistical significance in its primary endpoint of overall response rate as defined by the 2014 NIH Consensus Development Project on Clinical Trials in cGVHD and as assessed by investigators, which endpoint was a clinically significant endpoint.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended and the regulations promulgated thereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“SLX Agreements” means (i) the Agreement and Plan of Merger, dated April 8, 2011, by and among Nano Terra, Inc., NT Acquisition, Inc., Surface Logix, LLC (successor in interest to Surface Logix, Inc.) and Dion Madsen, as the Stockholder Representative (the “Nano Terra Merger Agreement,” including any amendments thereto) (ii) the License Agreement, dated April 8, 2011, by and between Surface Logix, LLC (as successor in interest to Surface Logix, Inc.) and NT Life Sciences, LLC, and (iii) the Sub-License Agreement, dated April 8, 2011, by and among NT Lifesciences, LLC., Kadmon Corporation, LLC (formerly known as Kadmon  Pharmaceuticals, LLC), and Surface Logix, LLC (as successor in interest to Surface Logix, Inc.) (the “SLX Sublicense Agreement”), in each case (i)–(iii), as may be amended from time to time.

“Software” means any and all (i) computer programs, applications, files, user interfaces, application programming interfaces, diagnostics, software development tools and kits, templates, menus, analytics and tracking tools, compilers, libraries, version control systems, operating systems, including any and all software implementations of algorithms, models and methodologies for any of the foregoing, whether in Source Code, Object Code or other form, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“Source Code” means computer Software and code, in form other than Object Code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Stock Plans” means, collectively, the Kadmon Holdings, LLC 2014 Long-Term Incentive Plan, as amended, or the Amended & Restated Kadmon Holdings, Inc. 2016 Equity Incentive Plan.

“Subsidiary” An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record:  (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) a majority of the outstanding equity or financial interests of such Entity.

“Superior Proposal” means a bona fide written Acquisition Proposal that if consummated would result in a Person owning, directly or indirectly, (a) more than 50% of the outstanding shares of the Company Common Stock or (b) more than 50% of the assets of the Company and the Company Subsidiaries, taken as a whole, in either case, which the Company Board determines in good faith:  (i) to be reasonably likely to be consummated if accepted; and (ii) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger, in each case, taking into account at the time of determination any changes to the terms of this Agreement offered by Parent in response to such Acquisition Proposal.

“Tax” means any tax (including, without limitation, any income tax, franchise tax, license tax, capital gains tax, escheat, unclaimed property, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, premium tax, windfall profits tax, withholding tax, social security tax, or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty, interest or addition thereto), imposed, assessed or collected by or under the authority of any Governmental Authority.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Trade Secrets” means any and all inventions (whether or not patentable, reduced to practice or made the subject of a pending patent application), invention disclosures and improvements, all trade secrets, proprietary information, know-how and technology, confidential or proprietary information, including ideas, compositions, research and development information, processes, specifications, designs, plans, proposals and all documentation and materials therefore.

“Transactions” means the Merger and the other transactions contemplated by this Agreement.

“Unvested Company Equity Appreciation Right” means a Company Equity Appreciation Right (or portion thereof) that is unvested as of immediately prior to the Effective Time.

“Unvested Company Option” means a Company Option (or portion thereof) that is unvested as of immediately prior to the Effective Time.

“Unvested Company Stock Appreciation Right” means a Company Stock Appreciation Right (or portion thereof) that is unvested as of immediately prior to the Effective Time.

“Vested Company Equity Appreciation Right” means a Company Equity Appreciation Right (or portion thereof) that is vested as of immediately prior to the Effective Time.

“Vested Company Option” means a Company Option (or portion thereof) that is vested as of immediately prior to the Effective Time.

“Vested Company Stock Appreciation Right” means a Company Stock Appreciation Right (or portion thereof) that is vested as of immediately prior to the Effective Time.

“Warrants” means any outstanding and unexpired warrants to acquire Company Common Stock issued pursuant to the Warrant Documentation.

“Warrant Documentation” means (a) the form of Class A Unit Purchase Warrants, pursuant to which the Company issued Warrants on October 31, 2011 and April 16, 2013; (b) the form of Class A Unit Purchase Warrants, pursuant to which the Company issued Warrants on June 17, 2013; (c) the form of Warrant Certificates, pursuant to which the Company issued Warrants on January 29, 2016 and December 21, 2016; and (d) the form of Warrants to Purchase Common Stock, pursuant to which the Company issued Warrants on September 28, 2017.